As filed with the Securities and Exchange Commission on February 18, 2014

Registration No. 333-179659

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNIFIED GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	5141	95-0615250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street

Commerce, California 90040

(323) 264-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Ling, Jr.

President and Chief Executive Officer

Unified Grocers, Inc.

5200 Sheila Street

Commerce, California 90040

(323) 264-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter M. Menard, Esquire

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

48th Floor

Los Angeles, California 90071

(213) 617-5475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No.3 is filed in accordance with the undertakings in Item 17 of the Registration Statement to update and supplement the Registration Statement as originally declared effective by the Securities and Exchange Commission on April 20, 2012 to include the information contained in the Company’s Current Report on Form 8-K filed on October 15, 2013, the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013 filed on December 13, 2013, its definitive Proxy Statement on Schedule 14A as filed on January 9, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2013 filed on February 5, 2014, all as and to the extent incorporated by reference herein.

No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 18, 2014

Prospectus

UNIFIED GROCERS, INC.

  53,000 Class A Shares

  90,000 Class B Shares

250,000 Class E Shares

Unified Grocers, Inc.

5200 Sheila Street

Commerce, California 90040

(323) 264-5200

•      Offering of Class A and Class B Shares to existing and prospective members for cash and deferred payment.

•      Offering of Class B and Class E Shares to members as patronage dividends from time to time.

•      Shares can be acquired by members in accordance with Unified’s share purchase requirements.

•      There is no established public trading market for Unified’s shares, and none is expected to develop. Unified’s ability to redeem shares is restricted. All redemptions are at the sole discretion of the Board.

•      The price of Class A and Class B Shares is the exchange value per share at the close of the last fiscal year end prior to the issuance of such Class A and Class B Shares. As of September 28, 2013, the exchange value per share was $279.50 for both Class A and Class B Shares.

•      The price of Class E Shares is $100 per share.

•      The total proceeds of shares purchased are received by Unified. There are no commissions or discounts.

Unified is a retailer-owned, grocery wholesale cooperative. Unified’s shareholders, which we refer to as members, are current or former customers of Unified. Unified’s customers include both members and non-members. Each member is required to own a number of Class A and Class B Shares as may be established by Unified’s Board of Directors. A member may choose to acquire the Class B Shares over time, in which case a member is typically required to make a subordinated cash deposit with Unified equal to the full amount of its Class B Share ownership requirement. The requirement for the subordinated cash deposit is eliminated once a member holds sufficient Class B Shares to satisfy its Class B Share ownership requirement. Class B and Class E Shares may be issued to members as patronage dividends.

Acquiring shares in Unified involves risks. See “Risk Factors” beginning on page 6 for a discussion of factors you should consider before acquiring our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offer is not underwritten.

The date of this prospectus is February     , 2014

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus and the documents incorporated by reference are complete and accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in this prospectus. This information is available without charge upon written or oral request. See “WHERE YOU CAN FIND MORE INFORMATION.”

PROSPECTUS SUMMARY

This summary highlights information and matters described more fully elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should read this summary in connection with the more detailed information, including our consolidated financial statements and the related notes, appearing elsewhere in this prospectus or incorporated by reference in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “RISK FACTORS.” You should carefully read each document incorporated by reference in this prospectus. See “INCORPORATION BY REFERENCE.” The description of the rights and obligations of members generally in this prospectus is qualified in its entirety by the terms of the particular membership agreements entered into by each member; the forms of these agreements have changed from time to time.

The terms “Unified,” “the Company,” “we,” “us,” or “our” refer to Unified Grocers, Inc. and, unless otherwise indicated, its consolidated subsidiaries.

Business

Unified is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty, restaurant supply and convenience store operators located primarily in the western United States and the Pacific Rim. We sell a wide variety of products typically found in supermarkets, including dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise, health and beauty care, service deli, service bakery, meat, eggs, produce, bakery and dairy products. We also provide insurance and financing services to our customers, as well as various support services, including merchandising, retail pricing, advertising, promotional planning, retail technology, equipment purchasing and real estate services. The availability of specific products and services may vary by geographic region. We have three separate geographical and marketing regions: Southern California, Northern California and the Pacific Northwest.

Our customers include our owners (“Members”) and non-owners (“Non-Members”). We do business primarily with those customers that have been accepted as Members. Our Members operate supermarket companies that range in size from single store operators to regional supermarket chains. Store sizes range from neighborhood stores of less than 10,000 square feet to large box format stores of over 80,000 square feet. Members are required to meet specific requirements, which include ownership of our capital shares and may include required cash deposits. Customers who purchase less than $1 million annually from us would not generally be considered for membership, while customers who purchase over $3 million annually are typically required to become Members. See “PROSPECTUS SUMMARY—Member Requirements.” In addition, each Member must meet purchase requirements that may be modified at the discretion of our Board of Directors (the “Board”).

We distribute the earnings from patronage activities conducted by us, excluding our subsidiaries, with our Members (“Patronage Business”), in the form of patronage dividends. The Board approves the payment of patronage dividends and the form of such payment for our three patronage-earning divisions: the Cooperative Division, the Southern California Dairy Division and the Pacific Northwest Dairy Division. An entity that does not meet Member purchase requirements may conduct business with us as a Non-Member customer. We may also grant an entity that meets our Member purchase requirements the ability to conduct business with us as a Non-Member customer. We retain the earnings from our subsidiaries and from business conducted with Non-Members (collectively, “Non-Patronage Business”). See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Class B Shares” and “—Patronage Dividends.”

Unified is a California corporation organized in 1922 and incorporated in 1925. Our principal executive offices are located at 5200 Sheila Street, Commerce, California 90040, and our telephone number is (323) 264-5200.

Financial Condition and Results of Operations

The documents filed with the Securities and Exchange Commission and incorporated herein by reference contain information regarding the Company’s recent operating results and current financial condition. See “INCORPORATION BY REFERENCE.”

Eligibility to Hold Shares

Generally, only Members may acquire Class A, Class B or Class E Shares. Membership in Unified is limited to persons meeting the eligibility requirements established from time to time by our Board. As of January 3, 2014, all of the outstanding Class A, Class B and Class E Shares were held by current or former Members, except for one Class B Share held by a Non-Member. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Eligibility to Hold Shares.”

Member Requirements

Our Members are both owners and customers of our company. A Member must (1) own 350 Class A Shares and a number of Class B Shares based upon the amount of such Member’s average weekly purchases of product from us, or as otherwise specified by the Board; (2) be of approved financial standing; (3) be engaged in selling grocery and related products at retail or wholesale; (4) purchase products from us in amounts and in a manner that is established by the Board; (5) make application in such form as is prescribed by us; and (6) be accepted as a Member by Board action.

Our Members are typically required to satisfy a minimum purchase requirement of $1 million in annual purchases from us. This requirement may be modified from time to time by the Board, having been most recently changed in April 2008. Exceptions to the minimum purchase requirements may be granted by the Board.

A customer that does not meet the requirements to be a Member, or does not desire to become a Member, may conduct business with us as a Non-Member. However, any customer that purchases more than $3 million of product from us annually is typically required to be a Member.

Exchange of Shares

Our Class A and Class B Shares are issued by us to our Members, and repurchased by us from our Members, a process we refer to as the exchange of shares, in accordance with our share purchase requirements and at a price (the “Exchange Value Per Share”) based on a formula approved by the Board. The Exchange Value Per Share, as currently calculated, is equal to Book Value (as defined below) divided by the number of Class A and Class B Shares outstanding at the end of the fiscal year, excluding shares tendered for redemption. “Book Value” is computed based on (1) the fiscal year end balance of Class A and Class B Shares, excluding the redemption value of unredeemed shares tendered for redemption, plus (2) retained earnings, excluding non-allocated retained earnings. The exclusion of non-allocated retained earnings is at the sole discretion of the Board, based on shareholder authorization at our annual meeting in 2010, to allow us to retain a portion of our annual earnings from our Non-Patronage Business and not allocate those earnings to the Exchange Value Per Share.

The Exchange Value Per Share does not necessarily reflect the amount for which our net assets could be sold. In addition, the Board has the discretion to change the method of computing the Exchange Value Per Share at any time at its sole discretion, including reallocating non-allocated retained earnings back into the Exchange Value Per Share. In the event of the sale or liquidation of the Company, the non-allocated retained earnings will be allocated to the redemption price of Class A and Class B Shares.

THE BOARD MAY CHANGE THE METHOD OF COMPUTING THE EXCHANGE VALUE PER SHARE AT ITS SOLE DISCRETION.

Our Class E Shares are exchanged with our Members at a fixed stated value of $100 per share.

Class A Share Requirement

Our Bylaws, which may be changed by the Board at its discretion, require that each Member own 350 Class A Shares. The Board may accept an affiliate of a Member without such affiliate holding any Class A Shares where the owners of the affiliate are the same, or sufficiently the same, as those of the Member, and the Member already holds the required number of Class A Shares.

Class B Share Requirement

Our Bylaws require that each Member own such amount of Class B Shares as may be established by the Board. Our Board currently requires each Member to hold Class B Shares having an issuance value equal to approximately twice the Member’s average weekly purchases from the Cooperative Division, except that as to meat and produce purchases the requirement is approximately one times the Member’s average weekly purchases from the Cooperative Division (the “Class B Share Requirement”). If purchases are not made weekly, the average weekly purchases are based on the number of weeks in which purchases were actually made. For purposes of determining whether a Member holds Class B Shares having an issuance value satisfying the Class B Share Requirement, the issuance value of each Class B Share held by the Member is deemed to be the Exchange Value Per Share in effect at the close of the fiscal year end prior to the issuance of such Class B Share.

The Class B Share Requirement is determined twice a year, at the end of our second and fourth fiscal quarters, based on a Member’s purchases from the Cooperative Division during the preceding four quarters. If at the end of our second fiscal quarter, after giving effect to the value of Class B Shares estimated to be issued as part of the next Cooperative Division patronage dividend, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, we will typically require the Member to make a subordinated deposit (a “Required Deposit”) which may, at our option, be paid over a 26-week period. If at the end of our fourth fiscal quarter, after accounting for the issuance of Class B Shares as part of the Cooperative Division patronage dividend distribution declared for such fiscal year after the first year as a Member, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, then additional Class B Shares must be purchased by the Member in an amount sufficient to satisfy the requirement. The additional Class B Shares may be paid for by our charging the Member’s deposit fund in an amount equal to the issuance value of the additional Class B Shares or by direct purchase by the Member, which may be paid over a 26-week period. The Board may increase or otherwise change the Class B Share Requirement at its discretion.

New Members typically must satisfy their Class B Share Requirement in one of two ways: (1) the purchase of Class B Shares at the time of their admission as a Member such that the required amount is held at that time; or (2) the acquisition of Class B Shares over a five-year period commencing at the start of our first fiscal year after the Member’s admission, at the rate of 20% of the required amount per fiscal year, such that by the start of our sixth full fiscal year after the Member’s admission, the required amount is held.

A reduced investment option in lieu of the standard Class B Share Requirement (“SBI”) described above is available if certain qualifications are met. A Member may apply for a reduced Class B Share Requirement (“RBI”), which requires the Member to pay for its purchases electronically on the statement due date and demonstrate credit worthiness.

Issuance of Class E Shares to Members

We issued Class E Shares as a portion of the Cooperative Division patronage dividends in fiscal years 2003 through 2009, and may issue them as a portion of the Cooperative Division patronage dividends in future periods, as determined annually at the discretion of the Board. The Class E Shares have a stated value of $100 per share and, unless required by law, are non-voting equity securities.

Patronage Dividends

Patronage dividends for the Cooperative Division are calculated annually and distributed to Members following each fiscal year in proportion to the qualified patronage sales during such fiscal year. The following describes the manner of distribution of such Cooperative Division patronage dividends for the past three fiscal years:

•	For fiscal 2013 and 2012, there were no Cooperative Division patronage earnings available for distribution.

•	For fiscal 2011, the entire patronage dividend was distributed in cash.

Patronage dividends for our Dairy Divisions are calculated quarterly and have been historically distributed to Members in cash on a quarterly basis in proportion to the qualified patronage sales of the division during the quarter.

Non-Transferability

Other than a transfer to Unified, none of the Class A, Class B or Class E Shares or Required Deposits may be transferred or assigned without the consent of Unified, which will normally be withheld except where the transfer of the shares is in connection with the transfer of a Member’s business to an existing or new Member for continuation of such business.

Redemption

Class A, Class B and Class E Shares may be repurchased by Unified, subject to certain limitations. See “DESCRIPTION OF CAPITAL STOCK—Share Redemption.”

ALL REDEMPTIONS ARE AT THE SOLE DISCRETION OF THE BOARD.

Pledge of Shares

We require our Members to pledge to us, as collateral, all Class A, Class B and Class E Shares, all other shares and securities issued from time to time to Members by us, all deposits and deposit accounts with us and all distributions thereon and products and proceeds thereof to secure their obligations to us. Such security is also pledged to us to secure the prohibition against the transfer of their collateral and to secure our rights to repurchase any of our shares held by them. Upon termination of membership of a Member or any affiliate of a Member, or default by a Member or any affiliate of a Member of any agreement with us, we are under no obligation to return any collateral pledged to us, or any proceeds thereof, so long as there are any matured or unmatured, contingent or unliquidated amounts owed by the Member to, or obligations that remain to be performed by the Member for the benefit of, us.

We do not permit a Member to offset or recoup any obligations owing to us or otherwise refuse to pay any amounts owed to us. However, we retain all rights of offset and recoupment and furthermore, the 2008 form of pledge agreement provides that we have the right to offset and recoup any obligations owed by a Member to us. The Secretary of Unified is authorized, and is given a power of attorney, on behalf of each Member to surrender the shares for repurchase or redemption, to receive notice of purchase or of repurchase and redemption, to receive the proceeds therefrom, to do all acts necessary or advisable to perfect our security interests, to do any act the Member is obligated to do, to file in the Member’s name any financing statement and to endorse and transfer collateral upon foreclosure. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Pledge of Class A, Class B and Class E Shares; Offset and Recoupment” and “DESCRIPTION OF CAPITAL STOCK—Shares Pledged As Security; Offset and Recoupment.”

RISK FACTORS

An investment in our Class A, Class B and Class E Shares involves significant risks. You should carefully consider the risks, uncertainties and other factors described below, along with the other information contained or incorporated by reference in this prospectus, before making an investment decision. The risks described below are those that we believe are the material risks related to an investment in the Class A, Class B or Class E Shares or to our business. If any of these risks were to occur, our business, prospects, financial condition, operating results and cash flows could be adversely affected in amounts that could be material. If this occurs, you could lose all or part of your investment.

Risks Related to Class A, Class B and Class E Shares

You may not be able to transfer your shares.

You must have our permission to transfer your ownership of Class A, Class B or Class E Shares to someone other than Unified. We will normally not grant our consent, except where the transfer of the shares is in connection with the transfer of a Member’s business to an existing or new Member for continuation of such business.

There will be no market for your shares.

There is no established public trading market for the Class A, Class B or Class E Shares, and we do not expect there to be an established public trading market for the shares in the future. In order to liquidate shares, a Member will be dependent on our ability to redeem the shares or its being able to sell the shares to a successor retailer in connection with the sale of such Member’s business.

Your Class A, Class B and Class E Shares are subject to risk of loss.

Class A and Class B Shares are purchased and sold at purchase prices equal to the Exchange Value Per Share at the close of the last fiscal year end prior to the date the shares are purchased or tendered for redemption. Class E Shares are purchased and sold at a value of $100 per share. Class E Shares become eligible for redemption at the discretion of the Board at a price of $100 per share ten years after their issuance date, with the outstanding Class E Shares becoming eligible for redemption between the end of fiscal 2014 and the end of fiscal 2018. If you sell shares at a price that is less than the price at which you purchased the shares, you may lose all or a portion of your investment in the Class A, Class B or Class E Shares. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Exchange Value Per Share.”

If the Board decides in any year to retain a portion of our earnings from our Non-Patronage Business, and to not allocate those earnings to the Exchange Value Per Share, the redemption price of Class A and Class B Shares that are repurchased in the year of such retention and in future years will be reduced. Likewise, if the Board decides in any year to reverse prior allocations of earnings from our Non-Patronage Business, and to allocate those earnings to the Exchange Value Per Share, the redemption price of Class A and Class B Shares that are repurchased in the year of such reversal and in future years will be increased.

Absence of Restrictions on Use of Non-Allocated Retained Earnings.

There are no restrictions on our use of non-allocated retained earnings. We currently intend to use any non-allocated equity for the same general purposes as we use our retained earnings, including to support the growth of our business, other than the payment of the redemption price of Class A and Class B Shares.

Your shares and deposits will be pledged as security; you waive your right to offset or recoupment.

We require each Member to pledge, as collateral, all Class A, Class B and Class E Shares, all other shares and securities issued from time to time to the Member by us, all deposits and deposit accounts with us and all distributions thereon and products and proceeds thereof to secure its obligations to us. Such security is also pledged to us to secure the prohibition against their transfer and to secure our rights to repurchase the shares. Even if you pay all amounts that are due, we may not return any of the pledged collateral, or any proceeds thereof, to you upon termination of membership if we determine that you owe to us any amounts which have not become due and may never become due, or any of your future performance obligations to us remain unperformed. We do not permit a Member to offset or recoup any obligations owing to us or otherwise refuse to pay any amounts owed to us. However, we retain all rights of offset and recoupment and furthermore, the 2008 form of pledge agreement provides that we have the right to offset and recoup any obligations owed by the Member to us. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Pledge of Class A, Class B and Class E Shares; Offset and Recoupment” and “DESCRIPTION OF CAPITAL STOCK—Shares Pledged As Security; Offset and Recoupment.”

You may be personally liable to Unified.

In most circumstances, individual owners and affiliates of Members are required to guarantee the obligations of such Members.

Unified may be prohibited from redeeming Class A, Class B and Class E Shares.

As a California corporation, the Company is subject to the restrictions imposed by the California General Corporation Law (“CGCL”). Section 501 of the CGCL prohibits any distribution that would likely result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the CGCL prohibits any distribution to shareholders for the purchase or redemption of shares unless the board has determined in good faith that either (a) the amount of retained earnings immediately prior thereto equals or exceeds the sum of (i) the amount of the proposed distribution plus (ii) any preferential dividend arrears that must be paid in respect of any other class of shares prior to the proposed distribution, or (b) immediately after the proposed distribution, the value of the corporation’s assets would equal or exceed the sum of (i) its liabilities plus (ii) the preferential rights of other classes of shares that would be required to be paid upon dissolution to holders of such shares prior to any distribution to the class of shares as to which the proposed distribution is being made. While we have generally maintained sufficient retained earnings for each fiscal year to accomplish our share repurchase program, there can be no assurance in the future that we will be able to redeem all shares tendered to us given the restrictions of the CGCL. See “DESCRIPTION OF CAPITAL STOCK—Share Redemption” and “DESCRIPTION OF CAPITAL STOCK—Restrictions on Redemption.”

You may have to return payments, distributions, deposit refunds or shares that you receive.

If Unified makes any payment or distribution (in any form, whether in cash, shares or otherwise), including without limitation dividends and redemption or repurchase payments, on account of its shares (any such payment or distribution being referred to in this paragraph as a “Distribution”), such Distribution could be deemed to be a fraudulent transfer under applicable state or federal law if made while Unified is insolvent or if Unified is rendered insolvent by such Distribution. In this context, an entity is “insolvent” if, at fair valuations, the sum of its debts is greater than all of its property, and is also presumed to be insolvent if it is generally not paying its debts as they become due. The term “debts” in this context is broadly defined and includes any liability on any claim, whether or not reduced to judgment, and whether matured or unmatured, liquidated or unliquidated, fixed or contingent, disputed or undisputed, legal or equitable, secured or unsecured. In this context, “debts” may include contingent or other liabilities that would not be reflected on, and “fair valuations” may be different than the amounts of assets and liabilities that would be reflected on, a balance sheet prepared in accordance with generally accepted accounting principles. Alternatively, a Distribution may constitute a fraudulent transfer if Unified is left with remaining property that is an unreasonably small amount of capital or that is an unreasonably small amount in relation to any business or transaction in which Unified is then engaged or about to engage, or if Unified intended to incur or believed it would incur debts beyond its ability to pay as they became due. Any Distribution, or any payment or return of all or any portion of a Member’s deposit (referred to in this paragraph as a “Deposit Return”), may also constitute a fraudulent transfer if made by Unified with actual intent to hinder, delay or defraud any of its creditors. If any Distribution or Deposit Return is determined to be a fraudulent transfer, the Member that receives or is credited with such Distribution or Deposit Return may be forced to return or otherwise repay the same (or the value thereof) to Unified, creditors of Unified, or a trustee or receiver for or assignee for the benefit of creditors of Unified. In addition, a Member may be subject to state or federal preference laws if the Member receives or is credited with any Distribution, Deposit Return or other payment or transfer of property from Unified within 90 days (or one year if the Member is an “insider” of Unified as defined in such preference laws) of the filing of a petition by or against Unified under any chapter of the federal Bankruptcy Code or the making by Unified of an assignment for the benefit of creditors. Pursuant to these preference laws, the Member could be required to return or otherwise repay the same (or the value thereof) to Unified or a trustee for or assignee for the benefit of creditors of Unified. In addition, regardless of whether any of the foregoing circumstances apply, any Distributions or issuance of Unified shares (whether by purchase or as a Distribution) of which Unified retains possession as collateral security might be set aside or recovered (together with any proceeds thereof) or the value thereof recovered from the Member, by Unified, creditors of Unified, or a trustee or receiver for or assignee for the benefit of creditors of Unified, under Section 3440 of the California Civil Code, regardless of whether the Distributions or shares are or are not subsequently released to or applied against obligations of the Member.

Unified may not be able or willing to redeem your shares in the future.

Our Articles of Incorporation and Bylaws currently provide that we have the right to repurchase any Class A, Class B or Class E Shares held by a former Member, and any Class B Shares in excess of the Class B Share Requirement held by a current Member, whether or not the shares have been tendered for repurchase. The repurchase of Class A, Class B or Class E Shares is solely at the discretion of the Board.

Pursuant to our redemption policy, Class E Shares will not be repurchased for at least ten years from their date of issuance unless approved by the Board or upon sale or liquidation of the Company, with the outstanding Class E Shares becoming eligible for redemption between the end of fiscal 2014 and the end of fiscal 2018. The Class E Shares, when redeemed, will be redeemed at stated value, subject to any applicable law, regulation or court order.

ALL REDEMPTIONS ARE AT THE SOLE DISCRETION OF THE BOARD.

Subject to the Board’s determination and approval to redeem shares, any repurchase of shares will be on the terms, and subject to the limitations and restrictions, if any set forth in:

•	The CGCL;

•	Our Articles of Incorporation and Bylaws;

•	Our redemption policy; and

•	Any credit agreements to which we are a party.

There is no assurance that our financial condition will enable us to legally redeem shares tendered for redemption. Even if redemption is permitted by legal requirements, it is possible under our redemption policy that a Member’s Class B Shares will not be fully, or even partially, redeemed in the year in which they are tendered for redemption. With limited exceptions, our redemption policy only permits us to redeem, in each fiscal year, Class B Shares in an amount up to the “five percent limit” as described in the redemption policy. During the second quarter of fiscal 2014, we redeemed 6,449 Class B Shares, leaving 72,327 Class B Shares, or 17% of our outstanding Class B Shares at the close of fiscal 2013, that have been tendered for redemption but not yet redeemed. This percentage has steadily increased in recent years, from 16% and 15% of our outstanding Class B Shares at the close of fiscal 2012 and 2011, respectively, as we have had an increase in the number of shares our Members have sought to redeem and we have redeemed less than the 5% limit in fiscal 2013, 2012 and 2011. The increase in the number of shares our Members have sought to redeem has been driven by our having an overall decline in the number of Members every year since the end of fiscal 2008. Since then, the number of Members has declined from 520 to 389 at the end of fiscal 2013, an average decline of 5.6% per year in our membership base. Our annual redemption rate has been less than the 5% limit in recent years due in significant part to our Board deciding to conserve capital during years of limited profit or a net loss. Based on our recent history of redemptions as compared to the number of shares tendered for redemption, Members seeking to redeem shares may be required to wait a number of years. Members may have even less liquidity with respect to shares in Unified should the Board, in its discretion, cease redemptions of stock. These limitations on our obligation to redeem capital shares of Members may cause Members to withdraw from membership or potential Members to not become Members. The Board has the right to amend our redemption policy at any time, including, but not limited to, changing the order in which repurchases will be made or suspending or further limiting the number of shares repurchased, except as otherwise may be expressly provided in our Articles of Incorporation. In addition, our primary credit agreements prohibit redemptions of Class A, Class B and Class E Shares if and while we are in breach or default under the credit agreements. As of September 28, 2013, we were in compliance with our financial covenants. As described in our share redemption policy, redemptions may be effected by payments to Members or credits to the Members’ accounts. See “DESCRIPTION OF CAPITAL STOCK—Share Redemption.”

Each method used to meet the Class B Share Requirement has its own tax consequences.

Class B Shares required to be held by a new Member may be purchased directly at the time of admission as a Member or may be acquired over the five consecutive fiscal years commencing with the first year after admission as a Member at the rate of 20% per year. In addition, certain Members, including former shareholders of United Grocers, Inc. or Associated Grocers, Incorporated, may elect to satisfy their Class B Share Requirement only with respect to stores owned at the time of admission as a Member solely from their patronage dividend distributions. Each of these purchase alternatives may have tax consequences which are different from those applicable to other purchase alternatives. Members and prospective Members are urged to consult their tax advisers with respect to the application of U.S. federal income, state or local tax rules to the purchase method selected.

Risks Related to Our Business

The markets in which we operate are highly competitive, characterized by high volume, low profit margins and industry consolidation, and many of our competitors have greater financial resources than us which could place us at a competitive disadvantage and adversely affect our financial performance.

The grocery distribution business is generally characterized by a relatively high volume of sales with relatively low profit margins. Price competition among food wholesalers is intense. In addition, we compete with such food wholesalers with regard to quality, variety and availability of products offered, strength of corporate brand labels offered, schedule and reliability of deliveries and the range and quality of services provided.

Some of our competitors, including C&S Wholesale Grocers, Inc., Supervalu, Inc. and United Natural Foods, Inc. (UNFI), are significantly larger and have greater financial resources than us. In addition, industry consolidation has in the past increased, and may continue in the future to increase, the number of large competitors that we face. These large national distributors have the resources to compete aggressively on price and may be able to offer customers a wider range of products and services and a wider area of distribution than we are. We also face intense competition from regional or specialized distributors and, from time to time, new entrants in various niche markets, with such competitors often able to compete very aggressively in such niches with unique or highly tailored products and services.

To compete effectively, we must keep our costs down to maintain margins while simultaneously increasing sales by offering the right products and services at competitive prices, with the expected quality, variety and availability, to appeal to consumers. If we are unable to compete effectively in our highly competitive industry, we may suffer reduced net sales and/or reduced margins and profitability, or suffer a loss, and our business, financial condition and results of operations could suffer.

We may experience reduced sales and earnings if Members continue to lose market share to larger, often fully integrated traditional full-service grocery store chains or to warehouse club stores, supercenters and discount stores, many of which have greater financial resources than our Members or us.

Our Members continue to face intense competition from large, often fully integrated traditional full-service grocery store chains. Most of these store chains have greater resources than our Members and us and benefit from local or national brand name recognition and efficiencies of scale from a fully integrated distribution network, standardization across stores, concentrated buying power and shared overhead costs. In addition, traditional format full-service grocery stores, which include most of our customers, have in recent years faced intense competition from, and lost market share to, non-traditional format stores, including warehouse club stores, supercenters, discount stores and stores focused on upscale and natural and organic products. Many of these non-traditional format stores are very large, with considerable resources, national brand names and economies of scale. This competition from non-traditional format stores has been particularly intense, and significant market share has been lost, with respect to categories of non-perishable products that we sell. Traditional format grocery stores, including our customers, have tended to move to expand their offerings and sales of perishable products, which generally have lower margins for us than non-perishable products. A continued decline in our sales of non-perishable products may adversely affect our profitability.

The market share of non-traditional format stores may grow in the future, potentially resulting in continued losses of sales volume and reduced earnings for our Members and, in turn, for us. Continued losses of market share by our Members, whether to other traditional full-service grocery store chains or to non-traditional format stores, could reduce our net sales, margins and profitability, or cause us to incur losses. As a result, our business, financial condition and results of operations could suffer.

We have an increasingly concentrated customer base, which has in the past reduced, and may continue in the future to reduce, our margins and expose us to an increase in risk concentration, including in the areas of credit risk and the sudden loss of significant customer business.

Our operating results are highly dependent upon maintaining or growing our sales to our customers. Our largest customer, Smart & Final, Inc., a Non-Member customer, constituted approximately 14% of our total net sales for fiscal 2013. In recent years, we have seen our sales become increasingly concentrated with our large customers, with our top ten customers having increased from 42% of our total net sales in fiscal 2008 to 47% of our total net sales in fiscal 2013. A significant loss in membership or volume by one of our larger customers could have a sudden and material adverse effect on our operating results. For example, in the third quarter of fiscal 2011, we lost one of our top ten customers who represented $144.9 million in net sales for the fifty-two weeks immediately preceding the date they ceased purchasing from us. Between fiscal 2011 and fiscal 2012, this resulted in a loss of $87.2 million in annual net sales, or 2% of total net sales in fiscal 2012. We have also experienced an overall decline in the number of Members every year since the end of fiscal 2008. Since then, the number of Members has declined from 520 to 389 at the end of fiscal 2013, an average decline of 5.6% per year in our membership base. We believe this decline has been due to a number of factors, including smaller-volume retailers deciding to conduct business with us as Non-Members, Members discontinuing operations due to competition they face or challenging economic conditions, Members consolidating with other Members and Members choosing other wholesale distributors.

Any loss of a large customer, the loss of a number of smaller customers or the continued erosion of our membership base could have a material and adverse effect on our net sales. In addition, to the extent we have suffered and may in the future suffer a decline in net sales, our margins and profitability have been and will be further negatively impacted to the extent we are unable to correspondingly reduce our fixed costs, such as warehouses, equipment and headcount. As it is difficult to quickly make significant reductions in fixed costs, if we were to suffer a significant and rapid decline in our net sales, such as from the loss of one or more significant customers, our margins and profitability may be adversely impacted, we may incur losses and our business, financial condition and results of operations could suffer.

We will continue to be subject to the risks associated with consolidation within the grocery industry. When independent retailers are acquired by large chains with self-distribution capacity, are driven from business by larger grocery chains, or become large enough to purchase directly from manufacturers or develop their own self-distribution capabilities, we will lose distribution volume. Members may also select other wholesale providers. Reduced volume is normally injurious to profitable operations since fixed costs must be spread over a lower sales volume if the volume cannot be replaced. In addition, as a higher percentage of our sales go to larger customers, our margins tend to be adversely affected as these larger customers typically receive discounts for the higher volume of their purchases, which may adversely impact our profitability.

We are also exposed to concentrations of credit risk related primarily to trade receivables, notes receivable and lease guarantees for certain Members. Our ten customers with the largest accounts receivable balances accounted for approximately 39% of total accounts receivable at both September 28, 2013 and September 29, 2012. These concentrations of credit risk may be affected by changes in economic or other conditions affecting the western United States, particularly Arizona, California, Nevada, Oregon and Washington. We could suffer losses as a result of our concentrated credit risk in the event of a significant adverse change in economic or other conditions.

We may experience reduced sales if Members purchase directly from manufacturers or decide to self-distribute.

Increased industry competitive pressure is causing some of our Members that can qualify to purchase directly from manufacturers to increase their level of direct purchases from manufacturers and expand their self-distribution activities. Our operating results could be adversely affected if a significant reduction in distribution volume occurred in the future as a result of such a shift to direct purchases and self-distribution by our customers.

The requirement that Members invest in our shares and/or make Required Deposits, and the lack of liquidity with respect to such investments and Required Deposits, may make attracting new Members difficult and may cause existing Members to withdraw from membership.

Members are required to meet specific requirements, which include ownership of our capital shares and may include required cash deposits. These investments by Members are a principal source of our capital, and in fiscal 2013, approximately 77% of our net sales were to Members. We compete with other wholesale suppliers who are not structured as cooperatives and therefore have no investment requirements for customers. Our requirements to purchase shares or maintain cash deposits may become an obstacle to retaining existing business and attracting new business.

Our Bylaws give the Board complete discretion with respect to the redemption of shares held by terminated Members and excess shares held by Members. Our redemption policy currently provides that the number of Class B Shares that we may redeem in any fiscal year is limited to no more than 5% of the outstanding Class B Shares (after patronage dividends payable in Class B Shares). During the second quarter of fiscal 2014, we redeemed 6,449 Class B Shares, leaving 72,327 Class B Shares, or 17% of our outstanding Class B Shares at the close of fiscal 2013, that have been tendered for redemption but not yet redeemed. This percentage has steadily increased in recent years, from 16% and 15% of our outstanding Class B Shares at the close of fiscal 2012 and 2011, respectively, as we have had an increase in the number of shares our Members have sought to redeem and we have redeemed less than the 5% limit in fiscal 2013, 2012 and 2011. The increase in the number of shares our Members have sought to redeem has been driven by our having an overall decline in the number of Members every year since the end of fiscal 2008. Since then, the number of Members has declined from 520 to 389 at the end of fiscal 2013, an average decline of 5.6% per year in our membership base. Our annual redemption rate has been less than the 5% limit in recent years due in significant part to our Board deciding to conserve capital during years of limited profit or a net loss. Based on our recent history of redemptions as compared to the number of shares tendered for redemption, Members seeking to redeem shares may be required to wait a number of years. Members may have even less liquidity with respect to shares in Unified should the Board, in its discretion, cease redemptions of stock. Furthermore, required cash deposits are contractually subordinated and subject to the prior payment in full of our senior indebtedness. These limitations on our obligation to redeem capital shares or repay the cash deposits of Members may cause Members to withdraw from membership or potential Members to not become Members.

We are vulnerable to changes in general economic conditions.

We are affected by certain economic factors that are beyond our control, including changes in the overall economic environment. In recent periods, we have experienced significant volatility in the cost of certain commodities, the cost of ingredients for our manufactured breads and processed fluid milk and the cost of packaged goods purchased from other manufacturers. An inflationary economic period could impact our operating expenses in a variety of areas, including, but not limited to, employee wages and benefits, workers’ compensation insurance and energy and fuel costs. A portion of the risk related to employee wages and benefits is mitigated by bargaining agreements that contractually determine the amount of inflationary increases. General economic conditions also impact our pension plan liabilities, as the assets funding or supporting these liabilities are invested in securities that are subject to interest rate and stock market fluctuations. A portion of our debt is at floating interest rates and an inflationary economic cycle typically results in higher interest costs. We operate in a highly competitive marketplace and passing on such cost increases to customers could be difficult. It is also difficult to predict the effect that possible future purchased or manufactured product cost decreases might have on our profitability. A lack of inflation in the cost of food products may also adversely impact our margins when we are unable to take advantage of forward buying opportunities whereby we purchase product at a lower price and, by the time we sell the product, the market price and the price at which we are able to sell the product has risen to a higher price as a result of inflation. The effect of deflation in purchased or manufactured product costs would depend on the extent to which we had to lower selling prices of our products to respond to sales price competition in the market. Additionally, we are impacted by changes in prevailing interest rates or interest rates that have been negotiated in conjunction with our credit facilities. A lower interest rate (used, for example, to discount our pension and postretirement unfunded obligations) may increase certain expenses, particularly pension and postretirement benefit costs, while decreasing potential interest expense for our credit facilities. An increase in interest rates may have the opposite impact. Consequently, it is difficult for us to accurately predict the impact that inflation, deflation or changes in interest rates might have on our operations. To the extent we are unable to mitigate increasing costs, or retain the benefits from decreases in costs, patronage dividends may be reduced and/or the Exchange Value Per Share of our Class A and Class B Shares may decrease.

Changes in the economic environment could adversely affect our customers’ ability to meet certain obligations to us or leave us exposed for obligations we have guaranteed. Loans to Members, trade receivables and lease guarantees could be at risk in a sustained economic downturn. We establish reserves for notes receivable, trade receivables and lease commitments for which the customer may be at risk for default. Under certain circumstances, we would be required to foreclose on assets provided as collateral or assume payments for leased locations for which we have guaranteed payment. Although we believe our reserves to be adequate, our operating results could be adversely affected in the event that actual losses exceed available reserves.

We may on occasion hold investments in the common and/or preferred stock of Members and suppliers. These investments are generally held at cost or the equity method and are periodically evaluated for impairment. As a result, changes in the economic environment that adversely affect the business of these Members and suppliers could result in the write-down of these investments. This risk is unique to a cooperative form of business in that investments are made to support Members’ businesses, and those economic conditions that adversely affect the Members can also reduce the value of our investment, and hence the Exchange Value Per Share of our Class A and Class B Shares. We do not currently hold any equity investments in our Members.

Litigation could lead to unexpected losses.

During the normal course of carrying on our business, we may become involved in litigation. In the event that management determines that the likelihood of an adverse judgment in a pending litigation is probable and that the exposure can be reasonably estimated, appropriate reserves are recorded at that time pursuant to Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 450, “Contingencies.” The final outcome of any litigation could adversely affect operating results if the actual settlement amount exceeds established reserves and insurance coverage.

We are subject to environmental laws and regulations.

We own and operate various facilities and equipment for the manufacture, warehousing and distribution of products to our customers. Accordingly, we are subject to increasingly stringent federal, state and local laws, regulations and ordinances that (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (2) impose liability for the costs of cleaning up, and certain damages resulting from, past or present spills, disposals or other releases of hazardous materials. In particular, under applicable environmental laws, we may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to our facilities and the land on which our facilities are situated, regardless of whether we lease or own the facilities or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. In addition, we may be subject to pending federal and state legislation that if ultimately passed, may require us to incur costs to improve facilities and equipment to reduce emissions in order to comply with regulatory limits or to mitigate the financial consequences of a “cap and trade” regime. We are unable to predict the ultimate outcome of such legislation; however, should such legislation require us to incur significant expenditures, our business, results of operations and financial condition may be adversely affected.

We are exposed to potential product liability claims and potential negative publicity surrounding any assertion that our products caused illness or injury.

The packaging, marketing and distribution of food products purchased from others involve an inherent risk of product liability, product recall and adverse publicity. Such products may contain contaminants that may be inadvertently redistributed by us. These contaminants may result in illness, injury or death if such contaminants are not eliminated. Product liability claims in excess of insurance coverage, as well as the negative publicity surrounding any assertion that our products caused illness, injury or death could have a material adverse effect on our reputation, business, financial condition and results of operations.

Our insurance reserves may be inadequate if unexpected losses occur.

Our insurance subsidiaries are subject to the rules and regulations promulgated by various regulatory agencies, including, but not limited to, the State of California and the Commonwealth of Bermuda. Insurance reserves are recorded based on estimates made by management and validated by third party actuaries to ensure such estimates are within acceptable ranges. Actuarial estimates are based on detailed analyses of health care cost trends, claims history, demographics, industry trends and federal and state law. As a result, the amount of reserve and related expense is significantly affected by the outcome of these studies. Significant and adverse changes in the experience of claims settlement and other underlying assumptions could negatively impact our operating results. While we often obtain reinsurance to reduce our exposure to large claims, it may not be adequate to protect us from unusual or catastrophic losses.

We may not have adequate financial resources to fund our operations.

We rely primarily upon cash flow from our operations and Member investments to fund our operating activities. In the event that these sources of cash are not sufficient to meet our requirements, additional sources of cash are expected to be obtained from our credit facilities to fund our daily operating activities. Our senior secured notes, which expire on January 1, 2016, and our revolving credit agreement, which expires on the earlier of June 28, 2018, or 90 days prior to the scheduled January 1, 2016 maturity (as such maturity may be extended)

of our senior secured notes, require compliance with various covenants. Additionally, the senior secured notes contain certain financial ratios, including fixed charge coverage and debt to capital, and various other covenants. While we are currently in compliance with all required covenants and expect to remain in compliance, this does not guarantee we will remain in compliance in future periods.

As of September 28, 2013, we believe we have sufficient cash flow from operations and availability under the revolving credit agreement to meet our operating needs, capital spending requirements and required debt repayments through June 28, 2018. However, if access to operating cash or to the revolving credit agreement becomes restricted, or if the revolving credit agreement expires before June 28, 2018, we may be compelled to seek alternate sources of cash. We cannot assure that alternate sources will provide cash on terms favorable to us or at all. Consequently, the inability to access alternate sources of cash on terms similar to our existing agreement could adversely affect our operations.

The value of our benefit plan assets and liabilities is based on estimates and assumptions, which may prove inaccurate.

Our non-union employees participate in a Company sponsored defined benefit pension plan and Company sponsored postretirement benefit plans. Certain eligible union and non-union employees participate in separate plans providing payouts for unused sick leave. Our officers also participate in a Company sponsored Executive Salary Protection Plan III (“ESPPIII”), which provides additional post-termination retirement income based on each participant’s salary and years of service as an officer of the Company. The postretirement plans provide medical benefits for retired non-union employees, life insurance benefits for retired non-union employees for which active non-union employees are no longer eligible and lump-sum payouts for unused sick days covering certain eligible union and non-union employees. Liabilities for the ESPPIII and postretirement plans are not funded. We account for these benefit plans in accordance with ASC Topic 715, “Compensation—Retirement Benefits” and ASC Topic 712, “Compensation—Nonretirement Postemployment Benefits,” which require us to make actuarial assumptions that are used to calculate the carrying value of the related assets, where applicable, and liabilities and the amount of expenses to be recorded in our consolidated financial statements. Assumptions include the expected return on plan assets, discount rates, health care cost trend rate, projected life expectancies of plan participants and anticipated salary increases. While we believe the underlying assumptions are appropriate, the carrying value of the related assets and liabilities and the amount of expenses recorded in the consolidated financial statements could differ if other assumptions are used.

The credit and liquidity crisis in the United States and throughout the global financial system triggered substantial volatility in the world financial markets and banking system. As a result, the investment portfolio of the Unified Cash Balance Plan incurred a significant decline in fair value during fiscal 2008. The value of the plan’s investment portfolio increased during fiscal 2009 and 2010, declined in fiscal 2011, and increased in fiscal 2012 and 2013. The values of the plan’s individual investments have and will fluctuate in response to changing market conditions, and the amount of gains or losses that will be recognized in subsequent periods, if any, cannot be determined.

Authoritative accounting guidance may necessitate companies who issue and redeem shares based on book value to redefine the method used to value their shares.

Authoritative accounting guidance that requires adjustments to shareholders’ equity has the potential to impact companies whose equity securities are issued and redeemed at book value (“book value companies”) disproportionately more than companies whose share values are market-based (“publicly traded”). While valuations of publicly traded companies are primarily driven by their income statement and cash flows, the traded value of the shares of book value companies, however, may be immediately impacted by adjustments affecting shareholders’ equity upon implementation. Therefore, such guidance may necessitate companies who issue and redeem shares based on book value to redefine the method used to value their shares. As such, we modified our Exchange Value Per Share calculation to exclude accumulated other comprehensive earnings (loss)

from Book Value, thereby excluding the potentially volatile impact that (1) ASC Topic 715-20, “Compensation —Retirement Benefits—Defined Benefit Plans—General” and (2) changes in unrealized gains and losses, net of taxes, on available for sale investments would have on shareholders’ equity and Exchange Value Per Share. See “DETERMINATION OF OFFERING PRICES.”

A system failure or breach of system or network security could delay or interrupt services to our customers or subject us to significant liability.

We have implemented security measures such as firewalls, virus protection, intrusion detection and access controls to address the risk of computer viruses and unauthorized access. A business continuity plan has been developed focusing on the offsite restoration of computer hardware and software applications. We have also developed business resumption plans, which include procedures to ensure the continuation of business operations in response to the risk of damage from energy blackouts, natural disasters, terrorism, war and telecommunication failures, and we have implemented change management procedures and quality assurance controls designed to ensure that new or upgraded business management systems operate as intended. However, there can be no assurances that any of these efforts will be adequate to prevent a system failure, accident or security breach, any of which could result in a material disruption to our business. In addition, substantial costs may be incurred to remedy the damages caused by any such disruptions.

Our success depends on our retention of our executive officers and senior management, and our ability to hire and retain additional key personnel.

Our success depends on the skills, experience and performance of our executive officers, senior management and other key personnel. The loss of service of one or more of our executive officers, senior management or other key employees could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

We depend on third parties for the supply of products and raw materials and for marketing and promotional programs.

We depend upon third parties for the supply of products, including corporate brand products, and raw materials. Any disruption in the services provided by any of these suppliers, or any failure by them to handle current or higher volumes of activity, could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

We participate in various marketing and promotional programs to increase sales volume and reduce merchandise costs. Failure to continue these relationships on terms that are acceptable to us, or to obtain adequate marketing relationships, could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

Increased electricity, diesel fuel and gasoline costs could reduce our profitability.

Our operations require and are dependent upon the continued availability of substantial amounts of electricity, diesel fuel and gasoline to manufacture, store and transport products. Our trucking operations are extensive and diesel fuel storage capacity represents approximately two weeks average usage. The prices of electricity, diesel fuel and gasoline fluctuate significantly over time. Given the competitive nature of the grocery industry, we may not be able to pass on increased costs of production, storage and transportation to our customers. As a result, either a shortage or significant increase in the cost of electricity, diesel fuel or gasoline could disrupt distribution activities and negatively impact our business and results of operations.

A strike or work stoppage by employees could disrupt our business and/or we could face increased operating costs from higher wages or benefits we must pay our employees.

Approximately 60% of our employees are covered by collective bargaining agreements, which have various expiration dates ranging from 2014 through 2016. If we are unable to negotiate acceptable contracts with labor unions representing our unionized employees, we may be subject to a strike or work stoppage that disrupts our business and/or increased operating costs resulting from higher wages or benefits paid to union members or replacement workers. Any such outcome could have a material adverse effect on our operations and financial results.

If we fail to maintain an effective system of internal controls, we may not be able to detect fraud or report our financial results accurately, which could harm our business and subject us to regulatory scrutiny.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we perform an annual evaluation of our internal controls over financial reporting. Although we believe our internal controls are operating effectively, we cannot guarantee that we will not have any material weaknesses in the future. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

A loss of our cooperative tax status could increase tax liability.

Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives. As a cooperative, we are allowed to offset patronage earnings with patronage dividends that are paid in cash or through qualified written notices of allocation. However, we are taxed as a typical corporation on the remainder of our earnings from our Member business and on earnings from our Non-Member business. If we are not entitled to be taxed as a cooperative under Subchapter T, our revenues would be taxed when earned by us and the Members would be taxed when dividends are distributed. The Internal Revenue Service can challenge the tax status of cooperatives. The Internal Revenue Service has not challenged our tax status, and we would vigorously defend any such challenge. However, if we were not entitled to be taxed as a cooperative, taxation at both the Company and the Member level could have a material adverse impact on us and our Members.

Severe weather, natural disasters and adverse climate changes may adversely affect our financial condition and results of operations.

Severe weather conditions, such as hurricanes or tornadoes, or natural disasters, such as earthquakes or fires, in areas in which we have distribution facilities, in which customers’ stores are located or from which we obtain products may adversely affect our results of operations. Such conditions may cause physical damage to our properties, closure of one or more of our distribution facilities, closure of customers’ stores, lack of an adequate work force in a market, temporary disruption in the supply of products, disruption in the transport of goods, delays in the delivery of goods to our distribution centers or customer stores or a reduction in the availability of products we offer. In addition, adverse climate conditions and adverse weather patterns, such as droughts and floods, impact growing conditions and the quantity and quality of crops yielded by food producers and may adversely affect the availability or cost of certain products within the grocery supply chain. Our business resumption plans may not be effective in a timely manner and a significant disruption to our business could occur in the event of a natural disaster, terrorism or war. In addition, while we carry insurance to cover business interruption and damage to buildings and equipment, some of the insurance carries high deductibles. Any of these factors may disrupt our business and adversely affect our financial condition and results of operations.

FORWARD-LOOKING INFORMATION

This prospectus and documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate. These forward-looking statements involve risks, uncertainties and assumptions. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give you any assurance that such expectations will prove correct. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors discussed under “RISK FACTORS,” and the factors discussed in the sections entitled “Risk Factors” and “Critical Accounting Policies and Estimates” in the Annual Report on Form 10-K. All forward-looking statements attributable to us are expressly qualified in their entirety by the factors that may cause actual results to differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no duty or obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in this document as well as in other documents we file from time to time with the Securities and Exchange Commission for an understanding of the negative variables that can affect our business and results of operations.

USE OF PROCEEDS

Proceeds from the sale of Class A and Class B Shares to new and existing Members will be used for general corporate purposes, including, but not limited to, working capital needs and to provide for the repayment to Members and Non-Members of their cash deposits, subject to the limitations described elsewhere in this prospectus. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Required Deposits.” In addition, cash retained by us by virtue of the issuance of Class B and Class E Shares as part of patronage dividends issued to Members will be used for such general corporate purposes. We will not maintain a segregated account or sinking fund to repay deposits. See “OFFERING OF CLASS A, CLASS B AND CLASS E SHARES—Class B Shares—Other Matters Relating to Issuance of Class B Shares” and “—Class E Shares.” We do not have a specific plan for the use of proceeds, as this will depend on the status of the business at the time proceeds are actually received; however, general corporate purposes, including working capital needs, will support increased expenses associated with new Members, including, but not limited to:

•	capital expenditures, including purchasing and maintaining offices, warehouses and manufacturing facilities and equipment;

•	payroll expenses;

•	other administrative expenses;

•	purchases of raw materials;

•	advertising and marketing;

•	packaging; and

•	transportation.

Specific circumstances that could lead to the proceeds being used for other purposes include the following:

•	increased or decreased cost of fuel or raw materials;

•	a reduction of indebtedness;

•	a need to increase or replace existing facilities;

•	potential acquisitions of complementary businesses; or

•	a shift to outsourcing of production.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended September 28, 2013 for additional information regarding our use of funds and factors that could affect its reallocation.

DETERMINATION OF OFFERING PRICES

There is no established public trading market for the Class A, Class B and Class E Shares. Class A and Class B Shares will be issued and redeemed at a price equal to the Exchange Value Per Share at the close of the last fiscal year end prior to the issuance or tendering for redemption of such Class A and Class B Shares. The Exchange Value Per Share, which is based on a formula approved by the Board, is currently calculated to be equal to Book Value (as defined below) divided by the number of Class A and Class B Shares outstanding at the end of the fiscal year, excluding shares tendered for redemption. “Book Value” is computed based on (1) the fiscal year end balance of Class A and Class B Shares, excluding the redemption value of unredeemed shares tendered for redemption, plus (2) retained earnings, excluding non-allocated retained earnings. The exclusion of non-allocated retained earnings is at the sole discretion of the Board, based on shareholder authorization at our annual meeting in 2010, to allow us to retain a portion of our annual earnings from our Non-Patronage Business and not allocate those earnings to the Exchange Value Per Share.

As of September 28, 2013, the Exchange Value Per Share was $279.50.

If the Exchange Value Per Share increases between the time of issuance and the time the shares are tendered for redemption in a later year, the Member will benefit from such appreciation. However, the Member would suffer a loss if the Exchange Value Per Share were to decline during such period. The Exchange Value Per Share could decline if we sustain net losses in any year.

Class E Shares, if issued, will be issued at a stated value of $100 per share. Pursuant to our redemption policy, Class E Shares will not be repurchased for ten years from their date of issuance unless approved by the Board or upon a sale or liquidation of the Company. The Class E Shares, when redeemed, will be redeemed at stated value, subject to any applicable law, regulation or court order.

DILUTION

Because the price at which the Class A and Class B Shares are issued and redeemed is adjusted only once each year, some dilution is probable in each transaction. If a new Member purchases Class A or Class B Shares late in a particular fiscal year, the price paid for the shares will be based on the Exchange Value Per Share for the shares up to twelve months earlier; this amount is likely to be more or less than the Exchange Value Per Share as of the purchase date. If the Exchange Value Per Share has increased, the value of the shares of existing Members will be diluted and the Exchange Value Per Share of a new Member’s shares will be higher than the purchase price. Conversely, if the Exchange Value Per Share has decreased, existing Members will receive a benefit and the Exchange Value Per Share of a new Member’s shares will be lower than the purchase price. Similarly, the shares of a Member whose membership has terminated will be redeemed at a price equal to their Exchange Value Per Share as of the end of the fiscal year last ended prior to the date the shares are tendered for redemption. If the Exchange Value Per Share has increased since the date the shares were tendered for redemption, the terminated Member would realize no benefit from that appreciation. However, if the Exchange Value Per Share has decreased since the date the shares were tendered for redemption, the redemption price for the shares would exceed the actual Exchange Value Per Share as of the date of redemption, and remaining Members would incur the dilution to their shares.

OFFERING OF CLASS A, CLASS B AND CLASS E SHARES

The Class A, Class B and Class E Shares are generally offered only to persons who from time to time may be accepted as Members. The sale of the shares offered pursuant to this prospectus will be made by us through our regular employees, who will not receive any additional remuneration in connection therewith. No sales will be made through brokers, and there are no underwriters.

The rights and obligations of an individual Member will depend upon the terms of the particular membership agreements entered into by that Member. Our forms of membership agreements have changed from time to time.

Eligibility to Hold Shares

Class A Shares may be held only by Members. The Board may approve the issuance of Class B and Class E Shares to any person and for any purpose. However, the Board does not now intend to authorize, and this offering does not include, the issuance of Class B and Class E Shares except to Members.

Customers who purchase less than $1 million annually from us would not generally be considered for membership, while customers who purchase over $3 million annually are typically required to become Members.

In addition, a person seeking to qualify for, and maintain its status as, a Member must:

•	Own a number of Class A and Class B Shares as specified by the Board;

•	Be of approved financial standing;

•	Be engaged in selling grocery and related products at retail or wholesale;

•	Purchase products from us in amounts and in a manner that is established by the Board;

•	Make application in such form as is prescribed by us; and

•	Be accepted as a Member by Board action.

Membership does not obligate us to make any sale of merchandise, provide services or extend credit.

Membership is not transferable either voluntarily or by operation of law. Membership may be terminated by written resignation of the Member or by us due to the Member’s failure to meet any requirement of membership, or due to the failure by the Member or any affiliate of the Member to timely pay or otherwise meet any obligation to us or to comply with any requirement established by us for the servicing of accounts or by the Bylaws, or on the breach by the Member or any affiliate of the Member of any representation, warranty or covenant made to us or for our benefit, or on the Member’s death or incompetency, or except as permitted by the Bylaws on any attempted transfer of membership, or on the filing by or against the Member or an affiliate of the Member of any bankruptcy petition, the application by the Member or any affiliate of the Member in or acquiescence in the appointment of or actual appointment of a receiver for the Member or any affiliate of the Member, the making of an assignment for the benefit of creditors by the Member or any affiliate of the Member, or the general inability of the Member or any affiliate of the Member to pay its debts as they become due, or the entry of any material judgment, order or decree against the Member or any affiliate of the Member, or any of our collateral security becomes subjected to any process of law, or on any transfer or encumbrance or attempted transfer or encumbrance, or we cease at any time to have a first priority perfected security interest in any of our collateral security. Termination of membership does not relieve the Member of obligations incurred prior to termination.

Class A Shares

Our Bylaws, which may be changed by the Board at its discretion, require that each Member own 350 Class A Shares. The Board may accept an affiliate of a Member without such affiliate holding any Class A Shares where the owners of the affiliate are the same, or sufficiently the same, as those of the Member, and the Member already holds the required number of Class A Shares. Affiliated Members may also be required to guaranty one another’s obligations to us. In all other respects, affiliated Members are required to comply with the same rules and requirements that apply to other Members.

The purchase price for the Class A Shares is the Exchange Value Per Share at the close of the fiscal year end prior to purchase. We have various payment plans available for the purchase of Class A Shares.

No Member may hold more than the required number of Class A Shares. However, it is possible that a Member may have an interest in another Member, or that a person may have an interest in more than one Member, and therefore have an interest in more than the required number of Class A Shares. This situation might arise, for example, if a Member owns the capital stock of another Member.

Class B Shares

Our Bylaws require that each Member own such amount of Class B Shares as may be established by the Board. The Board currently requires each Member to hold Class B Shares having an issuance value equal to approximately twice the Member’s average weekly purchases from the Cooperative Division, except that as to meat and produce purchases the requirement is approximately one times the Member’s average weekly purchases from the Cooperative Division (the “Class B Share Requirement”). If purchases are not made weekly, the average weekly purchases are based on the number of weeks in which purchases were actually made. For purposes of determining whether a Member holds Class B Shares having an issuance value satisfying the Class B

Share Requirement, the issuance value of each Class B Share held by the Member is deemed to be the Exchange Value Per Share in effect at the close of the fiscal year end prior to the issuance of such Class B Share. A reduced investment option (“RBI”) in lieu of the standard Class B Share Requirement (“SBI”) is available if certain qualifications are met. See “Reduced Share Requirement.”

One of the ways in which Members may acquire Class B Shares is through our payment of Cooperative Division patronage dividends at the end of our fiscal year. If a Member, at the time a patronage dividend is declared, does not satisfy its Class B Share Requirement, we may issue Class B Shares to such Member as a portion of the Cooperative Division patronage dividends paid. As Class B Shares are issued as part of a Member’s patronage dividend distribution, the issuance value of such Class B Shares adds to the amount of Class B Shares held by such Member for purposes of satisfying the Class B Share Requirement.

The Class B Share Requirement is determined twice a year, at the end of our second and fourth fiscal quarters, based on a Member’s purchases from the Cooperative Division during the preceding four quarters. If at the end of our second fiscal quarter, after giving effect to the value of Class B Shares estimated to be issued as part of the next Cooperative Division patronage dividend, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, we will typically require the Member to make a Required Deposit which may, at our option, be paid over a 26-week period. If at the end of our fourth fiscal quarter, after accounting for the issuance of Class B Shares as part of the Cooperative Division patronage dividend distribution declared for such fiscal year after the first year as a Member, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, then additional Class B Shares must be purchased by the Member in an amount sufficient to satisfy the requirement. The additional Class B Shares may be paid for by our charging the Member’s deposit fund in an amount equal to the issuance value of the additional Class B Shares or by direct purchase by the Member, which may be paid over a 26-week period. For those Members who otherwise would have been required to purchase additional Class B Shares from cash in their deposit fund at the end of fiscal 2010, the Board waived such requirement only as to fiscal 2010. The Board may increase or otherwise change the Class B Share Requirement at its discretion.

Former shareholders of United Grocers, Inc. (“United”) were permitted a value of $253.95 per share for the value of shares received in the merger with us in September 1999.

Certain Members, including former shareholders of United and Associated Grocers, Incorporated (“AG”), also may elect to satisfy their Class B Share Requirement with respect to stores owned at the time of admission as a Member solely from their patronage dividend distributions by electing to receive Class B Shares in lieu of 80% of the Cooperative Division qualified cash patronage dividends the Member otherwise would receive in the future until the Class B Share Requirement is satisfied. In order to make the election to satisfy their Class B Share Requirement solely from patronage dividend distributions, former shareholders of AG were required to enter into supply agreements with us in conjunction with our purchase of certain assets and assumption of certain liabilities of AG in October 2007. During the build-up of its Class B Share Requirement, such a Member is not required to provide a Required Deposit with respect to stores owned at the time of admission as a Member. Satisfaction of the Class B Share Requirement of such Members relating to new stores or growth in the sales of existing stores may not be satisfied solely from their patronage dividend distributions, but is subject to the same payment requirements that apply to other Members.

New Members typically must satisfy their Class B Share Requirement in one of two ways: (1) the purchase of Class B Shares at the time of their admission as a Member such that the required amount is held at that time; or (2) the acquisition of Class B Shares over a five-year period commencing at the start of our first fiscal year after the Member’s admission, at the rate of 20% of the required amount per fiscal year, such that by the start of our sixth full fiscal year after the Member’s admission, the required amount is held. If a new Member elects to satisfy the Class B Share Requirement through the acquisition of shares over a five-year period, it is typically required to make a Required Deposit with us for the full required amount during the five-year build-up of the Class B Share Requirement. The Required Deposit may generally be paid either in full upon acceptance as a Member or 75% upon acceptance and the balance paid over a 26-week period.

Required Deposits for new stores, replacement stores or growth in the sales of existing stores can be paid either in full or with a 50% down payment and the balance paid over a 26-week period.

We may make modifications to the requirements as to the timing of the purchase of Class B Shares and the timing and amount of the Required Deposit on a case-by-case basis, based on the particular circumstances of a Member.

THE BOARD MAY INCREASE OR OTHERWISE CHANGE THE CLASS B SHARE REQUIREMENT

AT ITS DISCRETION.

Reduced Share Requirement

Members may apply to be on the RBI reduced investment option instead of the standard SBI investment option with respect to the Class B Share Requirement. To be on the RBI, a Member must pay for its purchases electronically on the current due date and demonstrate credit worthiness. The purpose of the RBI is to encourage Member growth by offering a reduced requirement if the qualifications are met and to provide a cap on the investment requirement at certain volume levels. For comparison, a Member on the SBI is required to hold Class B Shares with an issuance value equal to approximately twice the Member’s average weekly purchases from the Cooperative Division, except that as to meat and produce purchases the requirement is approximately one times the Member’s average weekly purchases from the Cooperative Division. The RBI is based on a sliding scale such that additional purchase volume marginally reduces the requirement as a percentage of purchase volume. The sliding scale applicable to the RBI is illustrated in the following tables:

Cooperative Division, excluding Meat and Produce

Average Weekly Purchases ($000’s)	Marginal RBI
Up to $40	1.75
$40 to $100	1.70
$100 to $200	1.65
$200 to $300	1.60
$300 to $400	1.55
$400 to $500	1.50
$500 to $1,000	1.45
$1,000 to $2,000	1.40
Over $2,000	0.00

Meat and Produce, Cooperative Division

Average Weekly Purchases ($000’s)	Marginal RBI
Up to $100	0.90
$100 to $200	0.85
$200 to $300	0.80
$300 to $400	0.75
Over $400	0.00

Note:	Marginal RBI is the rate of investment on each layer of average weekly purchases from the Cooperative Division (“AWP”). A Member pays the corresponding marginal RBI for each incremental AWP. (Example: If AWP is $55,000 for purchases other than meat and produce, the RBI is 1.75 weeks on the first $40,000 and 1.70 weeks on the remaining $15,000.)

Members who do not apply for the RBI remain on the SBI. However, once a Member has elected the RBI option, it must notify us in writing if it wishes to change its election. Generally, changes can only be made at the time of the second quarter recalculation of the Class B Share Requirement in March.

Other Matters Relating to Issuance of Class B Shares

The Class B Share Requirement is established by the Board. The Board may, at its discretion, change this amount or otherwise require that additional Class B Shares be held by each Member, and we may issue, at any time, additional Class B Shares as a part of patronage dividends. The requirement regarding the holding of Class B Shares as established by the Board is subject to change by the Board, which may, at its discretion, add to, increase, decrease, limit, eliminate or otherwise change such requirement.

No Member whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the Board’s approval of the patronage dividends for such fiscal year, would receive Class B Shares as a part of patronage dividends paid for such fiscal year.

Class B Shares held by a Member in excess of what has been established by the Board as the Class B Share Requirement to be held by each Member will be considered “Excess Class B Shares.”

Exchange Value Per Share

Our Class A and Class B Shares are issued by us to our Members, and repurchased by us from our Members, a process we refer to as the exchange of shares, in accordance with our share purchase requirements and at a price equal to the Exchange Value Per Share, which is based on a formula approved by the Board. The Exchange Value Per Share, as currently calculated, is equal to Book Value (as defined below) divided by the number of Class A and Class B Shares outstanding at the end of the fiscal year, excluding shares tendered for redemption. “Book Value” is computed based on (1) the fiscal year end balance of Class A and Class B Shares, excluding the redemption value of unredeemed shares tendered for redemption, plus (2) retained earnings, excluding non-allocated retained earnings. The exclusion of non-allocated retained earnings is at the sole discretion of the Board, based on shareholder authorization at our annual meeting in 2010, to allow us to retain a portion of our annual earnings from our Non-Patronage Business and not allocate those earnings to the Exchange Value Per Share. The Board each year may increase or decrease the amount of non-allocated retained earnings that are excluded from the Exchange Value Per Share. If the Board decides in any year to retain a portion of our earnings from our Non-Patronage Business, and to not allocate those earnings to the Exchange Value Per Share, the redemption price of Class A and Class B Shares that are repurchased in the year of such retention and in future years will be reduced. Likewise, if the Board decides in any year to reverse prior allocations of earnings from our Non-Patronage Business, and to allocate those earnings to the Exchange Value Per Share, the redemption price of Class A and Class B Shares that are repurchased in the year of such reversal and in future years will be increased. See “DESCRIPTION OF CAPITAL STOCK—Share Redemption.”

As of September 28, 2013, the Exchange Value Per Share was $279.50 for both the Class A and Class B Shares.

The Exchange Value Per Share does not necessarily reflect the amount for which our net assets could be sold. In addition, the Board has the discretion to change the method of computing the Exchange Value Per Share at any time in its sole discretion, including reallocating non-allocated retained earnings back into the Exchange Value Per Share. In the event of the sale or liquidation of the Company, the non-allocated retained earnings will be allocated to the redemption price of Class A and Class B Shares.

THE BOARD MAY CHANGE THE METHOD OF COMPUTING THE EXCHANGE VALUE PER

SHARE AT ITS SOLE DISCRETION.

Patronage Dividends and Tax Matters

We distribute patronage dividends to our Members based upon our patronage earnings during a fiscal year. Non-Member customers are not entitled to receive patronage dividends. The Board approves the payment of dividends and the form of such payment for our three patronage-earning divisions: the Cooperative Division, the

Southern California Dairy Division and the Pacific Northwest Dairy Division. We track the volume of qualifying patronage sales in each of these patronage-earning divisions on an individual Member basis to determine each such Member’s share of such patronage dividends. Patronage dividends for each patronage-earning division are paid solely to Members who purchase products from such division.

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Cooperative Division. Patronage earnings attributable to the Cooperative Division are derived from all patronage activities of Unified, other than the Southern California and Pacific Northwest Dairy Divisions discussed below, regardless of geographic location. Patronage dividends for this division are paid based on the qualified patronage purchases of the following types of products: dry grocery, deli, health and beauty care, tobacco, general merchandise, frozen food, ice cream, meat, produce and bakery.

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Southern California Dairy Division. Patronage earnings attributable to the Southern California Dairy Division are generated primarily from sales of products manufactured at a milk, water and juice bottling plant located in Los Angeles, California.

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Pacific Northwest Dairy Division. Patronage earnings attributable to the Pacific Northwest Dairy Division are generated from sales of dairy products manufactured by third party suppliers located in Oregon and Washington.

Total patronage earnings are based on the combined results of the Cooperative Division, Southern California Dairy Division and the Pacific Northwest Dairy Division. In the event of a loss in one division, the Board will make an equitable decision with respect to the treatment of the loss.

Patronage dividends for the Cooperative Division are calculated annually and distributed to Members following each fiscal year in proportion to the qualified patronage sales during such fiscal year. The following describes the manner of distribution of such Cooperative Division patronage dividends for the past three fiscal years:

•	For fiscal 2013 and 2012, there were no Cooperative Division patronage earnings available for distribution.

•	For fiscal 2011, the entire patronage dividend was distributed in cash.

Patronage dividends for our dairy divisions are calculated quarterly and have been historically distributed to Members in cash on a quarterly basis in proportion to the qualified patronage sales during the quarter.

Our Bylaws provide that patronage dividends may be distributed in cash or in any other form that constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Section 1388 defines the term “written notice of allocation” to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, that discloses to the recipient the stated dollar amount allocated to the recipient by Unified and the portion thereof, if any, which constitutes a patronage dividend. Written notices of allocation may be in the form of qualified written notices of allocation or nonqualified written notices of allocation. To constitute a qualified written notice of allocation, a patronage dividend must be paid at least 20% in cash and the balance in a form which constitutes a written notice of allocation and which the recipient has agreed to take into income for tax purposes in the year of receipt. If at least 20% of the patronage dividend is not paid in cash, the entire amount of the distribution not paid in cash, whether in the form of stock or in the form of a debt instrument, constitutes a nonqualified written notice of allocation.

Members are required to consent to include in their gross income, in the year received, all cash as well as the stated dollar amount of all qualified written notices of allocation, including Class E Shares and the Exchange Value Per Share of the Class B Shares distributed to them as part of the qualified written notices of allocation. Class B Shares distributed as part of the qualified written notices of allocation are also subject to state income and corporation franchise taxes in California and may be subject to these taxes in other states. The Member does not include a nonqualified written notice of allocation, whether in Class B or Class E Shares, as taxable income in the year of receipt and the Company is not entitled to an income tax deduction in the year of issuance. When the nonqualified written notice of allocation is redeemed for cash or property, the Member will have ordinary taxable income and the Company will have an income tax deduction for the amount of the redemption. The Board will determine whether patronage dividends will be paid in the form of qualified written notices of allocation or nonqualified written notices of allocation. For fiscal 2013, 2012, 2011 and 2010, the Company distributed 100% of the patronage dividend in cash as a qualified dividend. For fiscal 2009, 2008, 2007 and 2006, the Company issued, for the Cooperative Division, qualified and nonqualified written notices of allocation in the form of Class B Shares and Class E Shares, respectively. Patronage dividends in connection with the dairy divisions were paid in cash.

Members are urged to consult their tax advisors with respect to the applicability of U.S. federal income, state or local tax rules on the ownership and disposition of Class A, Class B and Class E Shares with respect to their own tax status.

Pledge of Class A, Class B and Class E Shares; Offset and Recoupment

We require our Members to pledge, as collateral, all Class A, Class B and Class E Shares, all other shares and securities issued from time to time to the Members by us, all deposits and deposit accounts with us and all distributions thereon and products and proceeds thereof to secure their obligations to us. Such security is also pledged to us to secure the prohibition against the transfer of their collateral and to secure our rights to repurchase any of our shares held by them. Upon termination of membership of a Member or any affiliate of a Member, or default by a Member or any affiliate of a Member of any agreement with us, we are under no obligation to return any collateral pledged to us, or any proceeds thereof, so long as there are any matured or unmatured, contingent or unliquidated amounts owed by the Member to, or obligations that remain to be performed by the Member for the benefit of, us. We do not permit a Member to offset or recoup any obligations owing to us or otherwise refuse to pay any amounts owed to us. However, we retain all rights of offset and recoupment and furthermore, the 2008 form of pledge agreement provides that we have the right to offset and recoup any obligations owed by a Member to us.

The Secretary of Unified is authorized, and is given a power of attorney, on behalf of each Member to surrender the shares for repurchase or redemption, to receive notice of purchase or of repurchase and redemption, to receive the proceeds therefrom, to do all acts necessary or advisable to perfect our security interest, to do any act the Member is obligated to do, to file in the Member’s name any financing statement and to endorse and transfer collateral upon foreclosure. Any breach by a Member or its affiliate of the Bylaws, or any covenant or agreement with us, or any rules or regulations established by us, and the termination of a Member’s membership, among other events set forth in the Member’s pledge agreement with us, constitute an event of default under such pledge agreement.

Customer Deposits

Each of our customers may be required to maintain a deposit fund with us, which may include one or both of the following:

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Required Deposit. Members who do not satisfy the Class B Share Requirement solely from their holdings of Class B Shares are generally required to make a Required Deposit with us. See “—Capital Shares—Classes of Shares—Class B Shares.”

•

Credit Deposit. Member and Non-Member customers may be required to provide us a Credit Deposit in order to purchase products on credit terms established by us. “Credit Deposit” means any non-subordinated deposit that is required to be maintained by a Member or Non-Member customer in accordance with levels established by our credit office from time to time in excess of the amount of the Required Deposit set by the Board.

We do not pay interest on Required Deposits or Credit Deposits; however, interest is paid at the prime rate for deposits in excess of a Member’s Required Deposit.

At any given time, our required cash deposits may be less than otherwise would be required (referred to as a “Deposit Fund Deficiency”) as a result of Members who do not maintain sufficient Required Deposits to meet the Class B Share Requirement. Deposit Fund Deficiencies typically occur when Members have been approved to build deposits in their deposit fund over time or in cases where their Required Deposits are waived. The Deposit Fund Deficiency was approximately $1.7 million as of September 28, 2013, consisting of approximately $1.4 million due to Members that were approved to build deposit fund requirements over time and approximately $0.3 million due to former United members that elected to assign at least 80% of the Cooperative Division qualified cash patronage dividends to fulfill deposit fund requirements.

Required Deposits of Members are contractually subordinated and subject to the prior payment in full of certain of our senior indebtedness. As a condition of becoming a Member, each Member is required to execute a subordination agreement providing for the subordination of the Member’s Required Deposits. Generally, the subordination is such that no payment can be made by us with respect to the Required Deposits in the event of an uncured default by us with respect to our senior indebtedness, or in the event of our dissolution, liquidation, insolvency or other similar proceedings, until all senior indebtedness has been paid in full.

Repayment of deposit accounts is not currently limited by the covenants in our loan agreements. Amounts in the deposit accounts which are in excess of the Required Deposit are not subject to the subordination provisions. A Member may have cash in its deposit account that exceeds the aggregate of (i) the Required Deposit plus (ii) any required Credit Deposit, if (a) the Member’s purchases, during the period when the Required Deposit amount is determined, have declined from the previous measuring period, or (b) the Member has received cash patronage dividends, which are deposited into the Members’ deposit accounts, or (c) a portion of the Required Deposit is classified as an excess deposit following the issuance of Class B Shares as part of a patronage dividend distribution. Upon request, we will return to a Member the amount of the cash deposit that is in excess of the aggregate of (i) the Required Deposit plus (ii) any required Credit Deposit, provided that the Member is not in default of any of its obligations to us. In any event, if membership status is terminated, upon request, we will return to the Member all deposits less any amounts owed to us; provided, however, that we are under no obligation to return any collateral pledged to us, or any proceeds thereof, so long as there are any matured or unmatured, contingent or unliquidated amounts owed by the Member to, or obligations that remain to be performed by the Member for the benefit of, us. In all cases, a return of that portion of the Member’s cash deposits that consists of Required Deposits will be governed by the applicable subordination provisions and will be returned only to the extent permitted by the subordination provisions. We do not permit a Member to offset any obligations owing to us against the Required Deposit.

Class E Shares

We issued Class E Shares as a portion of the Cooperative Division patronage dividends in fiscal years 2003 through 2009, and may issue them as a portion of the Cooperative Division patronage dividends in future periods, as determined annually at the discretion of the Board. The Class E Shares have a stated value of $100 per share and, unless required by law, are non-voting equity securities. Ordinary dividends on Class E Shares may be declared and may be payable in unique circumstances solely at the discretion of the Board. Class E Shares are transferable only with our consent, which will normally be withheld except in connection with the transfer of a Member’s business to an existing or new Member for continuation of such business. Class E Shares become eligible for redemption ten years after their date of issuance. Our redemption policy provides that Class E Shares will not be repurchased for at least ten years from their date of issuance unless approved by the Board or upon sale or liquidation of the Company, with the outstanding Class E Shares becoming eligible for redemption between the end of fiscal 2014 and the end of fiscal 2018. The Class E Shares, when redeemed, will be redeemed at stated value, subject to any applicable law, regulation or court order.

DESCRIPTION OF CAPITAL STOCK

Our capital structure consists of four classes of shares, Class A, Class B, Class C and Class E Shares. The rights, preferences, privileges and restrictions of the Class A and Class B Shares are the same, except with respect to voting and redemption. The Class C Shares are non-voting director qualifying shares held, one share each, by certain of our directors. The Class C Shares have no rights as to dividends or other distributions, and share in liquidation at their stated value of $10 per share. Class E Shares may be issued to Members as patronage dividends.

Dividend Rights

It is our policy not to pay ordinary cash dividends on the Class A, Class B and Class C Shares. Ordinary dividends may be paid on Class E Shares at the discretion of the Board.

Voting Rights

Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 80%, rounded up to the nearest whole number, of the authorized number of directors. That is, each holder of Class A Shares may give one candidate a number of votes equal to the number of directors to be elected by the holders of Class A Shares multiplied by the number of the shareholder’s Class A Shares or the shareholder may distribute such votes among as many candidates as the shareholder sees fit. Holders of Class B Shares are entitled to vote such shares cumulatively for the election of the remaining authorized number of directors, and otherwise have no voting rights except as may be required by California law. California law extends to non-voting shares the right to vote upon certain matters, such as amendments to the articles of incorporation, that would affect the rights of non-voting shares, and certain reorganizations in which other securities are to be issued in exchange for the non-voting shares. In addition, California law extends voting rights on certain matters, such as voluntary dissolution, to those shares having the power to vote for directors. The percentage of voting power of a class of shares is based on the percentage of the directors it may elect. Thus, in those situations in which California law extends voting rights based on the percentage of directors a class may elect, the Class A Shares would have 80% of the voting power, and the Class B Shares would have 20% of the voting power.

Since the holders of the Class A Shares are only entitled to elect 80%, rounded up to the nearest whole number, of the authorized number of directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors. Likewise, since the holders of the Class B Shares are only entitled to elect the remaining directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors.

All but six directors must be either a Member, a partner of a partnership that is a Member, a member of a limited liability company that is a Member, or an employee of a corporation, partnership or limited liability company that is a Member.

Except as required by California law, the Class C and Class E Shares have no voting rights.

Liquidation Rights

In the event of any liquidation or winding up of the affairs of Unified, whether voluntary or involuntary, our net assets would be distributed among the holders of Class A and Class B Shares proportionately in accordance with their shareholdings. The Class C Shares would share in liquidation at a value not to exceed $10 per share. The Class E Shares would share in liquidation at a value not to exceed $100 per share.

Non-Transferability

Other than a transfer to us, none of the Class A, Class B or Class E Shares may be transferred or assigned without our consent, which will normally be withheld except where the transfer of the shares is in connection with the transfer of a Member’s business to an existing or new Member for continuation of such business.

Shares Pledged As Security; Offset and Recoupment

Class A, Class B and Class E Shares and all other shares and securities issued from time to time by us to Members may be maintained by us in book-entry or certificated form in our treasury system. Such shares and securities, and all distributions thereon and products and proceeds thereof are pledged to us to secure the prohibition against their transfer, to secure our rights to repurchase the shares and as security for the payment of any and all indebtedness and obligations of the Member to us. Upon issuance of shares in book-entry form, written notice will be provided of the restrictions and limitations on transfer and of our right to deduct any amounts owed by the Member to us, from any payments that might otherwise be due from us to the Member for shares being repurchased or redeemed. Upon termination of membership of a Member or any affiliate of a Member, or default by a Member or any affiliate of a Member of any agreement with us, we are under no obligation to return any collateral pledged to us, or any proceeds thereof, so long as there are any matured or unmatured, contingent or unliquidated amounts owed by the Member to, or obligations that remain to be performed by the Member for the benefit of, us. We do not permit a Member to offset or recoup any obligations owing to us or otherwise refuse to pay any amounts owed to us. However, we retain all rights of offset and recoupment and furthermore, the 2008 form of pledge agreement provides that we have the right to offset and recoup any obligations owed by a Member to us.

The Secretary of Unified is authorized, and is given a power of attorney, on behalf of each Member to surrender the shares for repurchase or redemption, to receive notice of purchase or of repurchase and redemption, to receive the proceeds therefrom, to do all acts necessary or advisable to perfect our security interest, to do any act the Member is obligated to do, to file in the Member’s name any financing statement and to endorse and transfer collateral upon foreclosure. Any breach by a Member or its affiliate of the Bylaws, or any covenant or agreement with us, or any rules or regulations established by us, and the termination of a Member’s membership, among other events set forth in the Member’s pledge agreement with us, constitute an event of default under such pledge agreement.

Default Rights and Remedies

If a Member or affiliate of a Member defaults on any obligation to us, or if any other default described in the pledge agreement occurs, we will have all rights and remedies under, among other things, the Uniform Commercial Code, including the right to have, among other things, all amounts payable in respect of the Class A, Class B and Class E Shares and any deposits paid directly to us and the right to sell such shares at private sale. Upon termination of membership of a Member or any affiliate of a Member, or default by a Member or any affiliate of a Member of any agreement with us, we are under no obligation to return any collateral pledged to us, or any proceeds thereof, so long as there are any matured or unmatured, contingent or unliquidated amounts owed by the Member to, or obligations that remain to be performed by the Member for the benefit of, us.

Share Redemption

Our Articles of Incorporation and Bylaws provide that the Board has the absolute discretion to repurchase, or not repurchase, any Class A, Class B or Class E Shares of any outgoing Member regardless of when the membership is terminated, and any Excess Class B Shares held by a current Member, whether or not the shares have been tendered for repurchase and regardless of when the shares were tendered. The Board considers the redemption of eligible Class A Shares at each Board meeting. All other shares eligible for redemption are considered by the Board on an annual basis, usually in December. Class E Shares will only be redeemed upon approval of the Board or upon sale or liquidation of the Company, with the outstanding Class E Shares becoming eligible for redemption between the end of fiscal 2014 and the end of fiscal 2018. The Class E Shares, when redeemed, will be redeemed at stated value, subject to any applicable law, regulation or court order.

Excess Class B Shares may be redeemed at the sole discretion of the Board. If the Member tendering the shares for repurchase is current on all obligations owing to us, and no grounds exist for termination of membership, such redemption may be effected by paying cash to the Member or crediting the redemption price to the Member’s account. The redemption price for such shares shall be the same as would be provided on a termination of membership as of the date the shares were tendered for redemption. If the Member tendering the shares for repurchase is not current on all obligations owing to us, and no grounds exist for termination of membership, we may redeem such Excess Class B Shares and apply the proceeds against all amounts owing to us.

The right to deduct any amounts owing to us against the total redemption price for shares is solely at our option. Shareholders may not offset or recoup any obligations to us or otherwise refuse to pay any amounts owed to us.

Subject to the Board’s determination and approval to redeem shares, any repurchase of shares will be on the terms, and subject to the limitations and restrictions, if any, set forth in the following:

•	The California General Corporation Law;

•	Our Articles of Incorporation and Bylaws;

•	Our redemption policy; and

•	Any credit agreements to which we are a party.

California General Corporation Law

We are subject to the restrictions imposed by the California General Corporation Law (the “CGCL”). Section 501 of the CGCL prohibits any distribution that would be likely to result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the CGCL prohibits any distribution to shareholders for the purchase or redemption of shares unless the board has determined in good faith that either (a) the amount of retained earnings immediately prior thereto equals or exceeds the sum of (i) the amount of the proposed distribution plus (ii) any preferential dividend arrears that must be paid in respect of any other class of shares prior to the proposed distribution, or (b) immediately after the proposed distribution, the value of the corporation’s assets would equal or exceed the sum of (i) its liabilities plus (ii) the preferential rights of other classes of shares that would be required to be paid upon dissolution to holders of such shares prior to any distribution to the class of shares as to which the proposed distribution is being made. While we have generally maintained sufficient retained earnings for each fiscal year to accomplish our share repurchase program, there can be assurance in the future that we will be able to redeem all shares tendered to us given the restrictions of the CGCL.

Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain restrictions on the redemption of our shares. In addition, our Bylaws contain our redemption policy (see below). The Board has the right to amend the redemption policy in our Bylaws at any time, including, but not limited to, changing the order in which repurchases will be made or suspending or further limiting the number of shares repurchased, except as otherwise may be expressly provided in the Articles of Incorporation.

Redemption Policy

The Board has the discretion to modify our redemption policy from time to time. All redemptions occur solely at the discretion of the Board. Our redemption policy currently provides as follows:

(a) Class A Shares eligible for redemption by reason of termination of membership will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares or Class E Shares which have not yet been redeemed, but are eligible for redemption either by reason of termination of membership or as Excess Class B Shares or Class E Shares tendered for redemption. All determinations by Unified of the order in which memberships terminate or shares are tendered will be conclusive.

(b) Subject to the exceptions noted above, the aggregate number of Class B Shares that we will redeem in any fiscal year will be limited to no more than 5% of the sum of (i) the number of Class B Shares outstanding at the close of the preceding fiscal year end; and (ii) the number of Class B Shares issuable as a part of the patronage dividend distribution for the preceding fiscal year, referred to as the “five percent limit.”

(c) Subject to the limitation above with respect to the Class B Shares held by terminated Members, in any fiscal year, we may redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, either by reason of termination of membership in a prior year or which were Excess Class B Shares tendered for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Unified may redeem other Class B Shares eligible for redemption by reason of termination of membership or which are Excess Class B Shares tendered for redemption, in the order in which memberships terminate or shares are tendered for redemption. All determinations by Unified of the order in which memberships terminate or shares are tendered will be conclusive.

(d) The redemption of shares may be accomplished by paying to the Member or crediting to the Member’s account the redemption price. In making such payment or credit for the redemption of shares, we shall have the right to deduct any amounts owing by the Member to us. Such payment or credit for the redemption of shares will be made within 120 days after such shares have become eligible for redemption, either by reason of termination of membership or tender in the case of Excess Class B Shares and Class E Shares, and are otherwise entitled to be redeemed in accordance with legal limitations and as provided in paragraphs (a), (b) and (c) above. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

(e) Without regard to each year’s five percent limit or any other provision of paragraphs (a), (b) and (c) above, the Board will have the absolute discretion to redeem Excess Class B Shares or to redeem Class A, Class B or Class E Shares of any outgoing Member regardless of when the membership terminated or the Class B Shares were tendered. The Board will also have the right to elect to redeem Excess Class B Shares or Class E Shares even though such redemption has not been requested and without regard to the five percent limit or any other provision of the redemption policy.

(f) The Board will have the absolute discretion, without regard to the five percent limit or any other provision of the redemption policy, to authorize us to agree with any shareholder to purchase Class B Shares or Class E Shares held by such shareholder and to make such purchase and payment for such shares in such manner as may be agreed upon, subject only to corporate law requirements.

(g) Subject to the limitations above, (i) Class A and Class B Shares held by a shareholder that is no longer a qualified or active Member may be redeemed at the Exchange Value Per Share at the close of the last fiscal year end prior to termination of Member status, (ii) with respect to terminations prior to September 30, 2000, the repurchase price would be the Exchange Value Per Share at the fiscal year end prior to the effective date of the merger with United Grocers, Inc., (iii) Class B Shares of terminated Members would not be redeemed until after September 28, 2002 and (iv) after September 28, 2002, Unified may repurchase Excess Class B Shares tendered for redemption at the Exchange Value Per Share at the close of the last fiscal year end prior to the date the shares are tendered for repurchase.

ALL REDEMPTIONS ARE AT THE SOLE DISCRETION OF THE BOARD.

Credit Agreements

We are a party to credit agreements which provide that during any period where we are in breach of, or an event of default has occurred under, such credit agreements, we will be prohibited from redeeming Class A, Class B and Class E Shares. We are not currently in default under any of our credit agreements, but cannot assure you that we may not be in default under any such agreements in the future.

LEGAL MATTERS

The validity of the Class A, Class B and Class E Shares has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 28, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Unified makes available, free of charge, through its website (http://www.unifiedgrocers.com) its Forms 10-K, 10-Q and 8-K, as well as its registration statements, proxy statements and all amendments to those reports, as soon as reasonably practicable after those reports are electronically filed with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. All reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC are available on the SEC’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that is filed with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents filed by Unified with the SEC are hereby incorporated by reference:

•	Current Report on Form 8-K filed on October 15, 2013;

•	Annual Report on Form 10-K for the fiscal year ended September 28, 2013 filed on December 13, 2013;

•	Definitive Proxy Statement on Schedule 14A dated January 9, 2014, relating to our annual meeting of shareholders to be held on February 19, 2014; and

•	Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2013 filed on February 5, 2014.

Copies of these filings are available free of charge by writing to Unified Grocers, Inc., attention Corporate Secretary, 5200 Sheila Street, Commerce, CA 90040 or by telephoning us at (323) 264-5200.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

The following table sets forth the expenses expected to be incurred in connection with the offering described in this registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$7,983
Printing, Engraving and Reproduction	24,000
Expenses of Qualification Under State Blue Sky Laws	8,000
Legal Fees and Expenses	12,000
Accounting Fees and Expenses	22,000
Miscellaneous	10,000

Total	$83,983

Item 14. Indemnification of Directors and Officers

Article V of Unified’s Bylaws provides that we shall, to the maximum extent permitted by law, have the power to indemnify our directors, officers, employees and other agents. Section 317 of the California General Corporation Law provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. Unified’s Amended and Restated Articles of Incorporation provide that we are authorized to indemnify our agents to the fullest extent of California law. We have entered into agreements with each of our directors and certain of our officers which provide to such directors and officers the maximum indemnification allowed under applicable law. In addition, we maintain a policy of directors’ and officers’ liability and company reimbursement insurance.

Item 15. Recent Sales of Unregistered Securities

We have not sold any securities which were not registered under the Securities Act of 1933, as amended, during the past three years from the date hereof.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Unified Grocers, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008, filed on May 13, 2008).

3.2	Bylaws of Unified Grocers, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

4.1	Retail Grocer Application and Agreement for Continuing Service Affiliation with Unified Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on December 31, 1981, File No. 2-70069).

Exhibit Number	Description
4.2	Retail Grocer Application and Agreement for Service Affiliation with and the Purchase of Shares of Unified Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 7 to Form S-2 Registration Statement of the Company, filed on December 13, 1989, File No. 33-19284).

4.3	Copy of Application and Agreement for Service Affiliation as a Member-Patron/Affiliate with Unified Grocers, Inc. and Pledge and Security Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000).

4.4	Subordination Agreement (Member-Patron-1988) (incorporated by reference to Exhibit 4.4 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Company, filed on July 15, 1988, File No. 33-19284).

4.5	Subordination Agreement (New Member-Patron-1988) (incorporated by reference to Exhibit 4.6 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Company, filed on July 15, 1988, File No. 33-19284).

4.6	Copy of Member Patron/Affiliate Subordination Agreement (Subordination of Required Deposit) (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2001, filed on December 27, 2001).

4.7	Form of Pledge and Security Agreement (effective July, 2008) (incorporated by reference to Exhibit 4.41.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.8	Form of Member Subordination (effective July, 2008) (incorporated by reference to Exhibit 4.42.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.9	Form of Continuing Guaranty (effective July, 2008) (incorporated by reference to Exhibit 4.43.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.90	Form of Class A Share Certificate (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000).

4.91	Form of Class B Share Certificate (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000).

4.92	Agreement respecting directors’ shares (incorporated by reference to Exhibit 4.9 to Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on December 31, 1981, File No. 2-70069).

4.93	Form of Class E Share Certificate (incorporated by reference to Exhibit 4.37 to the Company’s Registration Statement on Form S-1, filed on January 31, 2006, File No. 333-131414).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Company’s Form S-1 Registration Statement, filed on April 12, 2012, File No. 333-179658).

10.1**	Form of Indemnification Agreement between Unified Grocers, Inc. and each Director and Officer (incorporated by reference to Exhibit 10.20.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 14, 2007).

Exhibit Number	Description
10.2**	Form of Employment Agreement between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.19 to Form S-4 Registration Statement of the Company, filed on August 26, 1999, File No. 333-85917).

10.2.1**	Amendment to Employment Agreement dated as of August 1999, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.27 to Form S-4 Registration Statement of the Company, filed on August 26, 1999, File No. 333-85917).

10.2.2**	Second Amendment to Employment Agreement dated as of April 2001, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.51 to the Company’s Quarter Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001).

10.2.3**	Third Amendment to Employment Agreement dated as of August 2003, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003, filed on December 16, 2003).

10.2.4**	Fourth Amendment to Employment Agreement dated as of December 30, 2010, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.6 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on January 12, 2011, File No. 333-156519).

10.2.5**	Fifth Amendment to Employment Agreement dated as of May 15, 2012, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.2.6**	Form of Separation Agreement and General Release dated as of June 7, 2013, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 7, 2013).

10.2.7**	Form of Consulting Agreement dated as of June 7, 2013, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on June 7, 2013).

10.3**	Amended and Restated Severance Agreement for the Company President and Chief Executive Officer dated as of August 7, 2013, between Unified Grocers, Inc. and Robert M. Ling, Jr. (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.4**	Form of Severance Agreement for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents with Less Than Three Years in an Officer Position dated as of December 30, 2010, executed by John C. Bedrosian, Dirk T. Davis, Joseph L. Falvey, Gary C. Hammett, Gary S. Herman, Robert E. Lutz, Daniel J. Murphy, Christine Neal, Joseph A. Ney, Randall G. Scoville and Rodney L. Van Bebber (incorporated by reference to Exhibit 10.73 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on January 12, 2011, File No. 333-156519).

10.5**	Form of Severance Agreement for Executive Vice Presidents with Three Years or More in an Officer Position dated as of August 7, 2013 (incorporated by reference to Exhibit 99.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.6**	Amended and Restated Unified Grocers, Inc. Deferred Compensation Plan dated as of May 1, 1999 (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 1999, filed on November 14, 1999).

Exhibit Number	Description
10.6.1**	Amendment No. 1 to Amended and Restated Unified Grocers, Inc. Deferred Compensation Plan, amended as of October 19, 2007 (incorporated by reference to Exhibit 10.2.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 13, 2007).

10.7**	Unified Grocers, Inc. Deferred Compensation Plan II, Master Plan, dated as of September 26, 2008, effective January 1, 2005 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.7.1**	Amendment No. 1 to Unified Grocers, Inc. Deferred Compensation Plan II, effective as of January 1, 2011, amended as of September 9, 2010 (incorporated by reference to Exhibit 10.30.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010, filed on December 10, 2010).

10.8**	Unified Grocers, Inc. Executive Salary Protection Plan III, Master Plan Document, dated as of September 26, 2008, effective January 1, 2005 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.8.1**	Amendment No. 1 to Unified Grocers, Inc. Executive Salary Protection Plan III, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.8.2**	Amendment No. 2 to Unified Grocers, Inc. Executive Salary Protection Plan III, amended as of August 7, 2013 (incorporated by reference to Exhibit 99.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.9**	Comprehensive Amendment to Unified Grocers, Inc. Employees’ Excess Benefit Plan dated as of December 5, 1995 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 1997, filed on November 28, 1997).

10.10**	Unified Grocers, Inc. Executive Insurance Plan Split dollar Agreement and Schedule of Executive Officers party thereto (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 1995, filed on December 1, 1995).

10.10.1**	Amendment No. 1 to Unified Grocers, Inc. Executive Insurance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.10.2**	Unified Grocers, Inc. Executive Insurance Plan Amended and Restated Split Dollar Agreement, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.11**	Unified Grocers, Inc. Executive Medical Reimbursement Plan, dated as of January 1, 2011 (incorporated by reference to Exhibit 10.78 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

10.12**	Unified Grocers, Inc. Officer Retiree Medical Plan Document and Summary Plan Description, effective October 1, 2011 (incorporated by reference to Exhibit 10.78 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

10.12.1**	Amendment No. 1 to Unified Grocers, Inc. Officer Retiree Medical Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

Exhibit Number	Description
10.12.2**	Addendum to Unified Grocers, Inc. Officer Retiree Medical Plan, amended as of May 31, 2013 (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2013, filed on February 5, 2014).

10.13**	Unified Grocers, Inc. Long-Term Incentive Plan, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.14**	Amended and Restated Unified Grocers, Inc. Cash Balance Plan, generally effective January 1, 2010, as amended (incorporated by reference to Exhibit 10.75 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.14.1**	Amendment No. 1 to Unified Grocers, Inc. Cash Balance Plan, amended as of November 29, 2011 (incorporated by reference to Exhibit 10.75.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

10.14.2**	Amendment No. 2 to Unified Grocers, Inc. Cash Balance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.14.3**	Amendment No. 3 to Unified Grocers, Inc. Cash Balance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.15**	Amended and Restated Unified Grocers, Inc. Employee Savings Plan, effective January 1, 2010, except as otherwise provided (incorporated by reference to Exhibit 10.76 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.15.1**	Amendment No. 1 to Unified Grocers, Inc. Employees Savings Plan, amended as of March 17, 2011 (incorporated by reference to Exhibit 10.76.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.15.2**	Amendment No. 2 to Unified Grocers, Inc. Employees Savings Plan, amended as of May 7, 2011 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012).

10.16**	Amended and Restated Unified Grocers, Inc. Sheltered Savings Plan, effective January 1, 2010, except as otherwise provided (incorporated by reference to Exhibit 10.77 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.16.1**	Amendment No. 1 to Unified Grocers, Inc. Sheltered Savings Plan, amended as of March 17, 2011 (incorporated by reference to Exhibit 10.77.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.17**	Unified Grocers, Inc. Supplemental Executive Retirement Plan, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.18	Promissory Note dated December 6, 2000, due on demand in favor of Grocers Capital Company by Daniel J. Murphy and Debra A. Murphy (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003, filed on December 16, 2003).

10.19	Amended and Restated Note Purchase Agreement, effective January 6, 2006, by and among Unified Grocers, Inc. and the Noteholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on January 11, 2006).

Exhibit Number	Description
10.19.1	Amendment to Note Purchase Agreement and Consent, dated as of December 19, 2006, by and among Unified Grocers, Inc., John Hancock Life Insurance Company as collateral agent for the Noteholders and the Noteholders under the Amended and Restated Note Purchase Agreement listed on the signature pages thereto (incorporated by reference to Exhibit 4.40 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2006, filed on February 13, 2007).

10.19.2	Second Amendment to Note Purchase Agreement, dated as of November 7, 2008, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.7.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.19.3	Third Amendment to Note Purchase Agreement, dated as of November 3, 2009, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 9, 2009).

10.19.4	Fourth Amendment to Note Purchase Agreement, dated as of June 29, 2012, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012).

10.19.5	Fifth Amendment to Note Purchase Agreement, dated as of December 26, 2012, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on December 31, 2012).

10.19.6	Sixth Amendment to Note Purchase Agreement, dated as of March 27, 2013, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on March 29, 2013).

10.19.7	Seventh Amendment to Amended and Restated Note Purchase Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., the Noteholders listed on the signature page thereto and John Hancock Life Insurance Company (U.S.A.), as collateral agent (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.20	Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.20.1	Consent and Agreement, dated as of October 09, 2013, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on October 15, 2013).

10.21	Amended and Restated Subsidiary Guaranty, dated as of June 28, 2013, by and among Crown Grocers, Inc., Market Centre and Unified International, Inc. in favor of Wells Fargo Bank, National Association, as agent for and representative of the Lenders described therein and other Beneficiaries described therein (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.21.1	Amended and Restated Security Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., Crown Grocers, Inc., Market Centre, Unified International, Inc. and Wells Fargo Bank, National Association, as Secured Party described therein (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

Exhibit Number	Description
10.22	Loan and Security Agreement, dated as of September 24, 2010, by and among Grocers Capital Company, the lenders signatory thereto, and California Bank & Trust, as Arranger and Administrative Agent (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on October 13, 2010).

10.22.1	Amendment Number One to Loan and Security Agreement, dated as of September 19, 2013, by and among Grocers Capital Company, the lenders signatory thereto, and California Bank & Trust, as Arranger and Administrative Agent (incorporated by reference to Exhibit 10.22.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).

10.23	Commercial Lease-Net dated December 6, 1994 between TriNet Essential Facilities XII and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 1995, filed on December 1, 1995).

10.23.1	First Amendment to Lease, dated January 4, 2005, between iStart HQ, L.P. (successor-in-interest landlord) and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.24	First Amendment to Industrial Real Estate Lease Agreement by and between 3301 South Norfolk, LLC., as Landlord, and Unified Grocers, Inc., as assigned by Associated Grocers, Inc., as Tenant, under Industrial Real Estate Lease Agreement dated April 19, 2007 (incorporated by reference to Exhibit 10.68 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010, filed on May 14, 2010).

10.24.1	Second Amendment to Industrial Real Estate Lease Agreement by and between 3301 South Norfolk, LLC., as Landlord, and Unified Grocers, Inc., formerly Unified Western Grocers, Inc., as assigned by Associated Grocers, Inc., as Tenant, under Industrial Real Estate Lease Agreement dated April 19, 2007 (incorporated by reference to Exhibit 10.68.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2011, filed on February 15, 2011).

10.24.2	Third Amendment to Industrial Real Estate Lease, dated September 14, 2011, between 3301 South Norfolk, LLC. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.24.3	Fourth Amendment to Industrial Real Estate Lease, dated February 8, 2012, between 3301 South Norfolk, LLC. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.25	Commercial Lease-Net, dated March 1, 2005, between Atlantic and Sheila, L.P. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.25.1	Addendum to Commercial Lease-Net, dated March 1, 2005, between Atlantic and Sheila, L.P. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.26	Form of Deed of Trust with Assignment of Rents and Fixture Filing, made as of June 28, 2013 by Unified Grocers, Inc., as trustor, in favor of Wells Fargo Bank, National Association, as Administrative Agent for itself and the other Lenders (defined therein), as beneficiary (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.27**	Unified Grocers, Inc. Officer Retiree Health Reimbursement Arrangement, effective June 1, 2013 (incorporated by reference to Exhibit 99.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2013, filed on February 5, 2014).

Exhibit Number	Description
14	Code of Financial Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, filed on December 21, 2005, File No. 000-10815).

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Company’s Form S-1 Registration Statement, filed on April 12, 2012, File No. 333-179659).

24.1+	Power of Attorney (included in signature page of Registration Statement 333-179659 filed February 24, 2012).

*	Filed herewith.
**	Management contract or compensatory plan or arrangement.
+	Previously filed as an exhibit to Registration Statement No. 333-179659.

(b)	Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts for the fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011 (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement No. 333-179659 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on February 18, 2014.

UNIFIED GROCERS, INC.

By	/s/ ROBERT M. LING, JR.
Robert M. Ling, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement No. 333-179659 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. LING, JR. Robert M. Ling, Jr.	President and Chief Executive Officer (Principal Executive Officer)	February 18, 2014

* Richard J. Martin	Executive Vice President, Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer	February 18, 2014

* Randall G. Scoville	Senior Vice President, Accounting and Chief Accounting Officer	February 18, 2014

* Louis A. Amen	Director	February 18, 2014

* John Berberian	Director	February 18, 2014

* Oscar Gonzalez	Director	February 18, 2014

* Richard E. Goodspeed	Director	February 18, 2014

* Paul Kapioski	Director	February 18, 2014

* Darioush Khaledi	Director	February 18, 2014

* Mark Kidd	Director	February 18, 2014

* John D. Lang	Director	February 18, 2014

Signature	Title	Date

* Jay T. McCormack	Director	February 18, 2014

* John Najjar	Director	February 18, 2014

* Thomas S. Sayles	Director	February 18, 2014

* Mimi R. Song	Director	February 18, 2014

* Robert E. Stiles	Director	February 18, 2014

* Michael S. Trask	Director	February 18, 2014

* Kenneth Ray Tucker	Director	February 18, 2014

Richard L. Wright	Director	February , 2014

*/s/ ROBERT M. LING, JR. Robert M. Ling, Jr. Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Unified Grocers, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008, filed on May 13, 2008).

3.2	Bylaws of Unified Grocers, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

4.1	Retail Grocer Application and Agreement for Continuing Service Affiliation with Unified Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on December 31, 1981, File No. 2-70069).

4.2	Retail Grocer Application and Agreement for Service Affiliation with and the Purchase of Shares of Unified Grocers, Inc. and Pledge Agreement (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 7 to Form S-2 Registration Statement of the Company, filed on December 13, 1989, File No. 33-19284).

4.3	Copy of Application and Agreement for Service Affiliation as a Member-Patron/Affiliate with Unified Grocers, Inc. and Pledge and Security Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000).

4.4	Subordination Agreement (Member-Patron-1988) (incorporated by reference to Exhibit 4.4 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Company, filed on July 15, 1988, File No. 33-19284).

4.5	Subordination Agreement (New Member-Patron-1988) (incorporated by reference to Exhibit 4.6 to Post-Effective Amendment No. 4 to Form S-2 Registration Statement of the Company, filed on July 15, 1988, File No. 33-19284).

4.6	Copy of Member Patron/Affiliate Subordination Agreement (Subordination of Required Deposit) (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2001, filed on December 27, 2001).

4.7	Form of Pledge and Security Agreement (effective July, 2008) (incorporated by reference to Exhibit 4.41.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.8	Form of Member Subordination (effective July, 2008) (incorporated by reference to Exhibit 4.42.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.9	Form of Continuing Guaranty (effective July, 2008) (incorporated by reference to Exhibit 4.43.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on June 28, 2008, filed on August 12, 2008).

4.90	Form of Class A Share Certificate (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000).

4.91	Form of Class B Share Certificate (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed on December 26, 2000).

4.92	Agreement respecting directors’ shares (incorporated by reference to Exhibit 4.9 to Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on December 31, 1981, File No. 2-70069).

Exhibit Number	Description
4.93	Form of Class E Share Certificate (incorporated by reference to Exhibit 4.37 to the Company’s Registration Statement on Form S-1, filed on January 31, 2006, File No. 333-131414).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Company’s Form S-1 Registration Statement, filed on April 12, 2012, File No. 333-179658).

10.1**	Form of Indemnification Agreement between Unified Grocers, Inc. and each Director and Officer (incorporated by reference to Exhibit 10.20.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 14, 2007).

10.2**	Form of Employment Agreement between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.19 to Form S-4 Registration Statement of the Company, filed on August 26, 1999, File No. 333-85917).

10.2.1**	Amendment to Employment Agreement dated as of August 1999, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.27 to Form S-4 Registration Statement of the Company, filed on August 26, 1999, File No. 333-85917).

10.2.2**	Second Amendment to Employment Agreement dated as of April 2001, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.51 to the Company’s Quarter Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 14, 2001).

10.2.3**	Third Amendment to Employment Agreement dated as of August 2003, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003, filed on December 16, 2003).

10.2.4**	Fourth Amendment to Employment Agreement dated as of December 30, 2010, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.6 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on January 12, 2011, File No. 333-156519).

10.2.5**	Fifth Amendment to Employment Agreement dated as of May 15, 2012, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.2.6**	Form of Separation Agreement and General Release dated as of June 7, 2013, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 7, 2013).

10.2.7**	Form of Consulting Agreement dated as of June 7, 2013, between Unified Grocers, Inc. and Alfred A. Plamann (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on June 7, 2013).

10.3**	Amended and Restated Severance Agreement for the Company President and Chief Executive Officer dated as of August 7, 2013, between Unified Grocers, Inc. and Robert M. Ling, Jr. (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.4**	Form of Severance Agreement for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents with Less Than Three Years in an Officer Position dated as of December 30, 2010, executed by John C. Bedrosian, Dirk T. Davis, Joseph L. Falvey, Gary C. Hammett, Gary S. Herman, Robert E. Lutz, Daniel J. Murphy, Christine Neal, Joseph A. Ney, Randall G. Scoville and Rodney L. Van Bebber (incorporated by reference to Exhibit 10.73 to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of the Company, filed on January 12, 2011, File No. 333-156519).

Exhibit Number	Description
10.5**	Form of Severance Agreement for Executive Vice Presidents with Three Years or More in an Officer Position dated as of August 7, 2013 (incorporated by reference to Exhibit 99.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.6**	Amended and Restated Unified Grocers, Inc. Deferred Compensation Plan dated as of May 1, 1999 (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 1999, filed on November 14, 1999).

10.6.1**	Amendment No. 1 to Amended and Restated Unified Grocers, Inc. Deferred Compensation Plan, amended as of October 19, 2007 (incorporated by reference to Exhibit 10.2.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, filed on December 13, 2007).

10.7**	Unified Grocers, Inc. Deferred Compensation Plan II, Master Plan, dated as of September 26, 2008, effective January 1, 2005 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.7.1**	Amendment No. 1 to Unified Grocers, Inc. Deferred Compensation Plan II, effective as of January 1, 2011, amended as of September 9, 2010 (incorporated by reference to Exhibit 10.30.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010, filed on December 10, 2010).

10.8**	Unified Grocers, Inc. Executive Salary Protection Plan III, Master Plan Document, dated as of September 26, 2008, effective January 1, 2005 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.8.1**	Amendment No. 1 to Unified Grocers, Inc. Executive Salary Protection Plan III, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.8.2**	Amendment No. 2 to Unified Grocers, Inc. Executive Salary Protection Plan III, amended as of August 7, 2013 (incorporated by reference to Exhibit 99.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013, filed on August 7, 2013).

10.9**	Comprehensive Amendment to Unified Grocers, Inc. Employees’ Excess Benefit Plan dated as of December 5, 1995 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 1997, filed on November 28, 1997).

10.10**	Unified Grocers, Inc. Executive Insurance Plan Split dollar Agreement and Schedule of Executive Officers party thereto (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 1995, filed on December 1, 1995).

10.10.1**	Amendment No. 1 to Unified Grocers, Inc. Executive Insurance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.10.2**	Unified Grocers, Inc. Executive Insurance Plan Amended and Restated Split Dollar Agreement, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.11**	Unified Grocers, Inc. Executive Medical Reimbursement Plan, dated as of January 1, 2011 (incorporated by reference to Exhibit 10.78 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

Exhibit Number	Description
10.12**	Unified Grocers, Inc. Officer Retiree Medical Plan Document and Summary Plan Description, effective October 1, 2011 (incorporated by reference to Exhibit 10.78 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

10.12.1**	Amendment No. 1 to Unified Grocers, Inc. Officer Retiree Medical Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.12.2**	Addendum to Unified Grocers, Inc. Officer Retiree Medical Plan, amended as of May 31, 2013 (incorporated by reference to Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2013, filed on February 5, 2014).

10.13**	Unified Grocers, Inc. Long-Term Incentive Plan, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.14**	Amended and Restated Unified Grocers, Inc. Cash Balance Plan, generally effective January 1, 2010, as amended (incorporated by reference to Exhibit 10.75 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.14.1**	Amendment No. 1 to Unified Grocers, Inc. Cash Balance Plan, amended as of November 29, 2011 (incorporated by reference to Exhibit 10.75.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed on December 9, 2011).

10.14.2**	Amendment No. 2 to Unified Grocers, Inc. Cash Balance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.14.3**	Amendment No. 3 to Unified Grocers, Inc. Cash Balance Plan, amended as of December 31, 2012 (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on January 7, 2013).

10.15**	Amended and Restated Unified Grocers, Inc. Employee Savings Plan, effective January 1, 2010, except as otherwise provided (incorporated by reference to Exhibit 10.76 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.15.1**	Amendment No. 1 to Unified Grocers, Inc. Employees Savings Plan, amended as of March 17, 2011 (incorporated by reference to Exhibit 10.76.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.15.2**	Amendment No. 2 to Unified Grocers, Inc. Employees Savings Plan, amended as of May 7, 2011 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012).

10.16**	Amended and Restated Unified Grocers, Inc. Sheltered Savings Plan, effective January 1, 2010, except as otherwise provided (incorporated by reference to Exhibit 10.77 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.16.1**	Amendment No. 1 to Unified Grocers, Inc. Sheltered Savings Plan, amended as of March 17, 2011 (incorporated by reference to Exhibit 10.77.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, filed on May 17, 2011).

10.17**	Unified Grocers, Inc. Supplemental Executive Retirement Plan, dated as of May 14, 2013, effective June 1, 2013 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on May 14, 2013).

10.18	Promissory Note dated December 6, 2000, due on demand in favor of Grocers Capital Company by Daniel J. Murphy and Debra A. Murphy (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003, filed on December 16, 2003).

Exhibit Number	Description
10.19	Amended and Restated Note Purchase Agreement, effective January 6, 2006, by and among Unified Grocers, Inc. and the Noteholders listed on the signature pages thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on January 11, 2006).

10.19.1	Amendment to Note Purchase Agreement and Consent, dated as of December 19, 2006, by and among Unified Grocers, Inc., John Hancock Life Insurance Company as collateral agent for the Noteholders and the Noteholders under the Amended and Restated Note Purchase Agreement listed on the signature pages thereto (incorporated by reference to Exhibit 4.40 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2006, filed on February 13, 2007).

10.19.2	Second Amendment to Note Purchase Agreement, dated as of November 7, 2008, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.7.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, filed on December 12, 2008).

10.19.3	Third Amendment to Note Purchase Agreement, dated as of November 3, 2009, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 9, 2009).

10.19.4	Fourth Amendment to Note Purchase Agreement, dated as of June 29, 2012, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 14, 2012).

10.19.5	Fifth Amendment to Note Purchase Agreement, dated as of December 26, 2012, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on December 31, 2012).

10.19.6	Sixth Amendment to Note Purchase Agreement, dated as of March 27, 2013, by and among Unified Grocers, Inc. and the Noteholders listed on the signature page thereto (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on March 29, 2013).

10.19.7	Seventh Amendment to Amended and Restated Note Purchase Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., the Noteholders listed on the signature page thereto and John Hancock Life Insurance Company (U.S.A.), as collateral agent (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.20	Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.20.1	Consent and Agreement, dated as of October 09, 2013, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on October 15, 2013).

10.21	Amended and Restated Subsidiary Guaranty, dated as of June 28, 2013, by and among Crown Grocers, Inc., Market Centre and Unified International, Inc. in favor of Wells Fargo Bank, National Association, as agent for and representative of the Lenders described therein and other Beneficiaries described therein (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

Exhibit Number	Description
10.21.1	Amended and Restated Security Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., Crown Grocers, Inc., Market Centre, Unified International, Inc. and Wells Fargo Bank, National Association, as Secured Party described therein (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.22	Loan and Security Agreement, dated as of September 24, 2010, by and among Grocers Capital Company, the lenders signatory thereto, and California Bank & Trust, as Arranger and Administrative Agent (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on October 13, 2010).

10.22.1	Amendment Number One to Loan and Security Agreement, dated as of September 19, 2013, by and among Grocers Capital Company, the lenders signatory thereto, and California Bank & Trust, as Arranger and Administrative Agent (incorporated by reference to Exhibit 10.22.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).

10.23	Commercial Lease-Net dated December 6, 1994 between TriNet Essential Facilities XII and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 2, 1995, filed on December 1, 1995).

10.23.1	First Amendment to Lease, dated January 4, 2005, between iStart HQ, L.P. (successor-in-interest landlord) and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.24	First Amendment to Industrial Real Estate Lease Agreement by and between 3301 South Norfolk, LLC., as Landlord, and Unified Grocers, Inc., as assigned by Associated Grocers, Inc., as Tenant, under Industrial Real Estate Lease Agreement dated April 19, 2007 (incorporated by reference to Exhibit 10.68 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010, filed on May 14, 2010).

10.24.1	Second Amendment to Industrial Real Estate Lease Agreement by and between 3301 South Norfolk, LLC., as Landlord, and Unified Grocers, Inc., formerly Unified Western Grocers, Inc., as assigned by Associated Grocers, Inc., as Tenant, under Industrial Real Estate Lease Agreement dated April 19, 2007 (incorporated by reference to Exhibit 10.68.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2011, filed on February 15, 2011).

10.24.2	Third Amendment to Industrial Real Estate Lease, dated September 14, 2011, between 3301 South Norfolk, LLC. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.24.3	Fourth Amendment to Industrial Real Estate Lease, dated February 8, 2012, between 3301 South Norfolk, LLC. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.25	Commercial Lease-Net, dated March 1, 2005, between Atlantic and Sheila, L.P. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

10.25.1	Addendum to Commercial Lease-Net, dated March 1, 2005, between Atlantic and Sheila, L.P. and Unified Grocers, Inc. (incorporated by reference to Exhibit 10.4.1 to the Company’s Quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 15, 2012).

Exhibit Number	Description
10.26	Form of Deed of Trust with Assignment of Rents and Fixture Filing, made as of June 28, 2013 by Unified Grocers, Inc., as trustor, in favor of Wells Fargo Bank, National Association, as Administrative Agent for itself and the other Lenders (defined therein), as beneficiary (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on July 3, 2013).

10.27**	Unified Grocers, Inc. Officer Retiree Health Reimbursement Arrangement, effective June 1, 203 (incorporated by reference to Exhibit 99.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2013, filed on February 5, 2014).

14	Code of Financial Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, filed on December 21, 2005, File No. 000-10815).

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Company’s Form S-1 Registration Statement, filed on April 12, 2012, File No. 333-179659).

24.1+	Power of Attorney (included in signature page of Registration Statement 333-179659 filed February 24, 2012).

*	Filed herewith.
**	Management contract or compensatory plan or arrangement.
+	Previously filed as an exhibit to Registration Statement No. 333-179659.

(b)	Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts for the fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011 (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013, filed on December 13, 2013).